Filed Pursuant to Rule 424(b)(5)

Registration No. 333-145919

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.25 per share	10,243,902	$2.05	$21,000,000	$825.30	(1)
Common Stock underlying Warrants	15,365,854	—	—		(2)
Series 1 Warrants	7,682,927	$2.45	$18,823,171	$740.00	(1)
Series 2 Warrants	7,682,927	$2.35	$18,054,878	$709.56	(1)
Total	—	—	—	$2,274.86	(3)

(1)	Calculated in accordance with Rule 457(r), payable in connection with the offering of the Common Stock and Warrants pursuant to this prospectus supplement.
(2)	Pursuant to Rules 457(i) and 457(g), no separate registration fee is payable with respect to the Common Stock underlying the Warrants.
(3)	Pursuant to Rule 457(p) under the Securities Act of 1933, unused filing fees of $19,311.62 have already been paid with respect to unsold securities that were previously registered pursuant to a Registration Statement on Form S-3 (Statement No. 333-126362) filed by the registrant on July 1, 2005, and have been carried forward to the Registration Statement of which this Prospectus Supplement and the accompanying Prospectus forms a part. Of those fees, $2,274.86 offsets the registration fee due for this offering, and $17,036.76 remains available for future registration fees. No additional registration fee has been paid with respect to this offering.

PROSPECTUS SUPPLEMENT

(To prospectus dated September 7, 2007)

10,243,902 Shares

Series 1 Warrants to Purchase 7,682,927 Shares

Series 2 Warrants to Purchase 7,682,927 Shares

Common Stock

Warrants

Pursuant to this prospectus supplement and the accompanying prospectus, we are offering up to 10,243,902 shares of our common stock, par value $0.25 per share, Series 1 Common Stock purchase warrants to purchase up to 7,682,927 shares of our common stock (“Series 1 Warrants”), and Series 2 Common Stock purchase warrants to purchase up to 7,682,927 shares of our common stock (“Series 2 Warrants,” and together with the Series 1 Warrants, the “Warrants”). The Series 1 Warrants have an initial exercise price of $2.45 per share and may be exercised at any time and from time to time on or after the 181st day after the Closing Date of this offering (or on or about June 9, 2009) and through and including the fifth anniversary of the 181st day after the Closing Date of this offering (or on or about June 9, 2014). The Series 2 Warrants have an exercise price of $2.35 per share, and may be exercised at any time and from time to time on or after the date of delivery of the Series 2 Warrants through and including February 28, 2009. The securities offered hereby will be issued as units, with each unit comprising one common share, a Series 1 Warrant to purchase a .75 shares of our common stock and a Series 2 Warrant to purchase a .75 shares of our common stock.

We have retained Rodman & Renshaw, LLC, as our exclusive placement agent, to use its best efforts to solicit offers to purchase our securities in this offering. In addition to the placement agent’s fee below, we have also agreed to issue the placement agent Series 1 Warrants to purchase up to an aggregate of 460,976 shares of our common stock pursuant hereto at an exercise price of $2.56 per share. See “Plan of Distribution” beginning on page S-24 of this prospectus supplement for more information regarding these arrangements.

Our common stock is listed on the New York Stock Exchange under the symbol “HL.” The last reported sale price of the common stock on the New York Stock Exchange on December 10, 2008 was $2.33 per share. There is currently no market for the Series 1 Warrants or Series 2 Warrants and none is expected to develop after this offering.

Investing in shares of the common stock, Series 1 Warrants, or Series 2 Warrants involves a high degree of risk. Before buying any shares and warrants, you should read the discussion of material risks in “Risk Factors” beginning on page S-4 of this prospectus supplement.

	Per Unit	Total
Public offering price	$2.05	$21,000,000
Placement agent’s fees	$0.09225	$945,000
Proceeds, before expenses, to Hecla	$1.95775	$20,055,000

The placement agent is not purchasing or selling any securities pursuant to this prospectus supplement or the accompanying prospectus, nor are we requiring any minimum purchase or sale of any specific number of securities. Because there is no minimum offering amount required as a condition to the closing of this offering, the actual public offering amount, placement agent’s fees and proceeds to us are not presently determinable and may be substantially less than the maximum amount set forth above. We expect that delivery of the securities being offered pursuant to this prospectus supplement will be made to purchasers on or about December 15, 2008.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is December 10, 2008.

You should rely only on the information contained in this prospectus supplement, the accompanying prospectus, any related free writing prospectus issued by us (which we refer to as a “company free writing prospectus”) and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus or to which we have referred you. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus supplement, the accompanying prospectus and any related company free writing prospectus do not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this prospectus supplement, the accompanying prospectus and any related company free writing prospectus in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer or solicitation of an offer in such jurisdiction. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus and any related company free writing prospectus or any document incorporated by reference is accurate as of any date other than the date on the front cover of the applicable document. Neither the delivery of this prospectus supplement, the accompanying prospectus and any related company free writing prospectus nor any distribution of securities pursuant to this prospectus supplement and the accompanying prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated by reference into this prospectus supplement, the accompanying prospectus and any related company free writing prospectus or in our affairs since the date of this prospectus supplement. Our business, financial condition, results of operations and prospects may have changed since that date.

Prospectus Supplement

Prospectus

About this Prospectus	1

Information Regarding Forward Looking-Statements	1

Hecla Mining Company	3

Use of Proceeds	4

Ratios of Earnings to Fixed Charges and Earnings to Combined Fixed Charges and Preferred Stock Dividends	4

Description of Capital Stock	4

Description of Warrants	8

Description of Debt Securities	10

Plan of Distribution	14

Where You Can Find More Information	16

Incorporation of Certain Documents by Reference	16

Legal Matters	17

Experts	17

i

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus are part of a registration statement on Form S-3 (File No. 333-145919) that we filed with the Securities and Exchange Commission (“SEC”) utilizing an automatic shelf registration process and that became effective on September 7, 2007. Under this shelf registration process we will sell units (“Units”) comprised of shares of our common stock, par value $0.25 per share (“Common Stock”), Series 1 Warrants, and Series 2 Warrants.

This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering of Units comprised of our Common Stock and Warrants and also adds, updates and changes information contained in the accompanying prospectus and the documents incorporated by reference. The second part is the prospectus, which gives more general information, some of which may not apply to this offering of Common Stock and Warrants. To the extent the information contained in this prospectus supplement differs or varies from the information contained in the accompanying prospectus or any document incorporated by reference, the information in this prospectus supplement shall control. You should read both this prospectus supplement and the accompanying prospectus as well as the additional information described under “Where You Can Find More Information” on page S-25 of this prospectus supplement before investing in our Common Stock.

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements included in this prospectus supplement, the accompanying prospectus, and the other public filings incorporated by reference herein constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (“Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (“Exchange Act”). Forward-looking statements are statements of expectations, beliefs, plans, objectives, assumptions or future events or performance. Words or phrases such as “may,” “will,” “could,” “anticipate,” “believe,” “should,” “estimate,” “expect,” “intend,” “plan,” “predict,” “project,” “will likely result,” “will continue,” or similar expressions identify forward-looking statements.

Forward-looking statements are not guarantees of future performance and involve risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed. Our expectations, beliefs and projections are expressed in good faith and are believed by us to have a reasonable basis including, without limitation, management’s examination of historical operating trends, data contained in records and other data available from third parties, but there can be no assurance that our expectations, beliefs or projections will be achieved or accomplished. In addition to other factors and matters discussed elsewhere in this prospectus supplement or incorporated by reference, some important factors that could cause our actual results or outcomes to differ materially from those discussed in forward-looking statements include:

•	metals prices and price volatility;

•	volatility of metals production and costs;

•	exploration risks and results;

•	variance in ore grades;

•	political risks;

•	project development risks,

•	general economic, political, financial market, and infrastructure conditions;

•	compliance with the terms and conditions of existing or future financings;

•	mining risks and hazards;

•	risks inherent in foreign exploration activities and operations;

•	remediation, reclamation, and environmental costs;

•	the results or settlements of pending litigation;

•	cash flow;

•	currency fluctuations and currency exchange regulations;

•	reserve estimates;

•	changes in, and compliance with, environmental laws and policies;

•	financial or regulatory accounting principles or policies imposed by governing bodies;

•	our ability to obtain financing for working capital, construction costs and the repayment of any future maturing debt;

•	capital market conditions, including interest rate fluctuations and capital availability;

•	new federal, state and local laws that could have adverse effects on operating results;

ii

•	legal and regulatory proceedings and issues;

•	the impact of any acquisitions or dispositions of operations, assets, entities, or mining properties; and

•	employee workforce factors, including strikes, work stoppages and the loss of key executives.

Any forward-looking statement speaks only as of the date on which such statement is made, and, except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time and it is not possible for management to predict all such factors, nor can it assess the impact of any such factor on the business or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement.

iii

RECENT DEVELOPMENTS

Acquisition of 70.3% of Greens Creek; Credit Facilities

On April 16, 2008, we completed the acquisition of the companies owning 70.3% of the Greens Creek mine for $700 million in cash and approximately $50 million in stock (see Note 14 of Notes to the Condensed Consolidated Financial Statements (Unaudited) of our Form 10-Q for the period ended September 30, 2008, our Current Report on Form 8-K filed on April 22, 2008, and our Current Report on Form 8-K filed on September 2, 2008, for further discussion). The acquisition was partially funded by a $380 million debt facility, which includes a $140 million three-year term facility and a $240 million bridge facility, which initially matured on October 16, 2008. We utilized $220 million from the bridge facility at the time of closing the Greens Creek transaction. In September 2008, we utilized the remaining $20 million bridge facility balance, which was available for general corporate purposes. In September 2008, we applied $162.9 million received in connection with a public offering of 34.4 million shares of our common stock (see Note 15 of Notes to the Condensed Consolidated Financial Statements (Unaudited) to our Form 10-Q for the period ended September 30, 2008 for more information) to the bridge facility principal balance, which left an outstanding balance of $77.1 million as of September 30, 2008. On October 16, 2008, we repaid $37.1 million of the bridge facility balance and reached an agreement with the bank syndicate to extend the remaining $40 million balance from its original maturity date of October 16, 2008 until February 16, 2009, subject to certain reporting requirements (including a revised operating plan) and changes to the bridge loan and term loan interest rates. See Note 11 of Notes to the Condensed Consolidated Financial Statements (Unaudited) to our Form 10-Q for the period ended September 30, 2008 for more information on our debt facilities. We delivered the proposed, revised operating plan to its bank syndicate as required under such reporting requirements. On December 10, 2008, the bank syndicate notified us that the revised operating plan is satisfactory, thereby confirming that the remaining balance on the bridge loan is due on February 16, 2009. On December 10, 2008, we received a written amendment to the credit agreement from the bank syndicate waiving (for up to $20,000,000 of net proceeds received by us by December 31, 2008) the requirement that the proceeds of this offering be used for paying down the bridge loan or term loan. In addition, as part of the amendment to the credit agreement, we have agreed to retain a chief restructuring officer by December 31, 2008 to assist us with assessing our operations and financial condition.

Agreement to acquire Independence

On November 6, 2008, we completed the acquisition substantially all of the assets of Independence Lead Mines Company, located in northern Idaho’s Silver Valley, for 6,936,884 shares of our Common Stock, which shares are in the process of being distributed to shareholders of Independence Lead Mines Company. Included in the assets acquired is a land position near our Lucky Friday unit in the Silver Valley (where we have initiated a significant generative exploration program). The assets acquired also include mining claims held by Independence under an agreement with Hecla relating to the Lucky Friday mine, which includes all future interest or royalty obligation by Hecla to Independence.

Acquisition of San Juan Silver Mining Joint Venture earn-in rights

On February 21, 2008, we announced that our wholly-owned subsidiary, Rio Grande Silver Inc. (“Rio”), acquired the right to earn into a 70% interest in the San Juan Silver Joint Venture, which holds an approximately 25-square-mile consolidated land package in the Creede Mining District of Colorado. The agreement initially consisted of a three-year buy-in with a total value of $23.2 million, consisting of exploration work and cash. The agreement provided that we could earn up to a 70% joint interest by paying Emerald Mining & Leasing, LLC (“EML”), and Golden 8 Mining, LLC (“G8”), a total of $11.2 million in Common Stock (of which approximately $9 million in our Common Stock was paid at signing), by spending $6 million in exploration on the property during the first year, and by committing to an additional total of $6 million in exploration work over the subsequent two years.

On October 24, 2008, Rio entered into an amendment to the agreement. The amendment delays the incurrence of the qualifying expenses to be paid by Rio under the agreement. Pursuant to the amendment, Rio must now incur $9 million in qualifying expenses on or before the fourth anniversary of the agreement date and incur $12 million in qualifying expenses on or before the fifth anniversary of the agreement date, extending the payment dates under the agreement for such qualifying expenses from the second anniversary and the third anniversary of the agreement date, respectively. Rio no longer is required to incur the initial $6 million in qualifying expenses on or before the first anniversary of the agreement date. Additionally, the amendment required us to issue to EML and G8 $2 million ($1 million to each) in unregistered shares of our common stock (which may be restricted as that term is defined under Rule 144), which shares were issued on November 4, 2008. The agreement originally required such issuance on or before the first anniversary of the agreement date. The amendment also provides that upon the issuance by us of the $2 million in unregistered shares of our common stock, Rio will cause us to guarantee certain indemnification obligations of EML and G8 up to a maximum liability of $2.5 million pursuant to a conditional limited guaranty to be entered by us.

BNSF Railway Company Claim

In early November 2008, legal counsel for the BNSF Railway Company (“BNSF”) submitted a contribution claim under CERCLA against Hecla for approximately $52,000 in past costs BNSF incurred in investigation of environmental conditions at the Wallace Yard near Wallace, Idaho. BNSF asserts that a portion of the Wallace Yard site includes the historic Hercules Mill owned and operated by Hercules Mining Company and that Hecla Limited is a successor to Hercules Mining Company. BNSF proposes that we reimburse them for the $52,000 in past costs and agree to pay all future clean up for the Hercules mill portion of the site, estimated to be $291,000, and 12.5% of any other site costs that cannot be apportioned. We are investigating the claim and are seeking additional information from BNSF.

Dividend Deferral

In December, we announced that we will not declare, but will defer, dividends scheduled for January 1, 2009 on our Series B Preferred Stock and our 6.5% Mandatory Convertible Preferred Stock.

CORPORATE OFFICES

Our corporate headquarters are located at 6500 North Mineral Drive, Suite 200, Coeur d’Alene, Idaho 83815. Telephone and fax numbers for our corporate headquarters are (208) 769-4100 and (208) 769-7612, respectively. Our Canadian administrative office is located at Suite 440, 580 Hornby Street, Vancouver, British Columbia V6C 3B6. The telephone and fax numbers for this office are (604) 682-6201 and (604) 682-6215, respectively.

The Offering

The following summary contains basic information about the securities offered by this prospectus supplement and is not intended to be complete. For a more complete understanding of the Common Stock and the Warrants, please refer to the section in the accompanying prospectus entitled “Description of Capital Stock.”

Issuer	Hecla Mining Company

Securities Offered	Units comprised of: (i) 10,243,902 shares of our Common Stock, par value $0.25 per share; (ii) Series 1 Warrants to purchase up to 7,682,927 shares of our Common Stock at the initial exercise price of $2.45 per share during the exercise period commencing on or about June 9, 2009 and terminating on or about June 9, 2014; and (iii) Series 2 Warrants to purchase up to 7,682,927 shares of our Common Stock at the exercise price of $2.35 per share during an exercise period commencing immediately upon issuance and terminating on February 28, 2009.

Dividend Policy	We do not pay or declare dividends on our Common Stock under our current policy. Our credit facility includes provisions that limit our payment of dividends on our Common Stock.

Use of Proceeds	We intend to use up to $20,000,000 of the net proceeds from this offering, after deducting estimated fees and expenses and placement agent commissions, for working capital and general corporate purposes. We intend to use any proceeds not used for working capital or general corporate purposes to partially repay indebtedness under our bridge facility and our term facility. See “Use of Proceeds.”

NYSE Trading Symbol	“HL”

Transfer Agents	American Stock Transfer & Trust Company (Common Stock); Hecla Mining Company (Warrants)

Risk Factors	An investment in the Common Stock and Warrants involves a significant degree of risk. We urge you to carefully consider all of the information described in the section entitled “Risk Factors” beginning on page S-4.

RISK FACTORS

An investment in our Common Stock and Warrants involves a high degree of risk. You should carefully consider the risks described below, as well as the other information included or incorporated by reference in this prospectus supplement, before making an investment decision. Our business, financial condition, results of operations and cash flows could be materially adversely affected by any of these risks. The market or trading price of our securities could decline due to any of these risks. In addition, please read “Information Regarding Forward-Looking Statements” in this prospectus supplement, where we describe additional uncertainties associated with our business and the forward-looking statements included or incorporated by reference in this prospectus supplement. Please note that additional risks not presently known to us or that we currently deem immaterial may also impair our business and operations.

Financial Risks

The global financial crisis has had and may continue to have an impact on our business and financial condition in ways that we currently cannot predict.

The continued credit crisis and related turmoil in the global financial system has had and may continue to have an impact on our business and financial position. The recent high costs of fuel and other consumables have negatively impacted production costs at our operations. In addition, the financial crisis may limit our ability to raise capital through credit and equity markets, both of which we have utilized recently to finance the acquisition of the 70.3% interest in the Greens Creek mine and meet the related debt obligations. As discussed further below, the prices of the metals that we produce are affected by a number of factors, and it is unknown how these factors will be impacted by a continuation of the financial crisis.

We have a history of losses that may continue in the future.

Although we reported net income of $53.2 million for the year ended December 31, 2007 and $69.1 million for the year ended December 31, 2006, we reported a net loss of $25.4 million for the year ended December 31, 2005 and net losses of $3.8 million and $29.3 million, respectively, for the three months and nine months ended September 30, 2008.

Many of the factors affecting our operating results are beyond our control, including the volatility of metals prices; interest rates; global or regional political or economic policies; inflation; developments and crises; governmental regulations; continuity of orebodies; and speculation and sales by central banks and other holders and producers of gold and silver in response to these factors. We cannot foresee whether our operations will continue to generate sufficient revenue in order for us to generate net cash from operating activities. There can be no assurance that we will not experience net losses in the future.

We have limited cash resources and are dependent on accessing additional financing or extending payment provisions of our current debt facility to meet our expected cash needs.

We have cash requirements both for ongoing operating expenses, working capital, and general corporate purposes and for required interest and principal payments on our bridge loan and term loan. See “Recent Developments: Acquisition of 70.3% of Greens Creek; Credit Facilities” and “—Financial Risks— The inability to meet the payment obligations of our term or bridge debt facilities when due could adversely affect our financial results or condition.” While we are currently seeking to extend principal payment dates on both our bridge loan and our term loan, there can be no assurance we will be successful in such effort or that we will obtain other sources of financing for our cash needs. A cash liquidity crisis could have a material adverse affect on us. We have agreed with the bank syndicate for our bridge facility and term facility to retain a chief restructuring officer by December 31, 2008 to assist us with assessing our operations and financial condition.

A substantial or extended decline in metals prices would have a material adverse effect on us.

The majority of our revenue is derived from the sale of silver, gold, lead and zinc and, as a result, our earnings are directly related to the prices of these metals. Silver, gold, lead and zinc prices fluctuate widely and are affected by numerous factors, including:

•	speculative activities;

•	relative exchange rates of the U.S. dollar;

•	global and regional demand and production;

•	recession or reduced economic activity; and

•	political and economic conditions.

These factors are largely beyond our control and are difficult to predict. If the market prices for these metals fall below our production or development costs for a sustained period of time, we will experience losses and may have to discontinue exploration, development or operations, or incur asset write-downs at one or more of our properties.

On April 16, 2008, we completed the acquisition of the companies owning 70.3% of the Greens Creek mine (see Note 14 of Notes to Condensed Consolidated Financial Statements (Unaudited) to our Form 10-Q for the period ended September 30, 2008 for further discussion of the acquisition). The acquisition was partially funded by a $380 million debt facility, which included a $140 million three-year term facility and a $240 million bridge facility, which was scheduled to mature in October 2008. We utilized $220 million from the bridge facility at the time of closing the Greens Creek transaction, and used the remaining $20 million balance available for general corporate purposes in September 2008 (see Note 11 of Notes to Condensed Consolidated Financial Statements (Unaudited) to our Form 10-Q for the period ended September 30, 2008 for more information on the debt facility). At September 30, 2008, the outstanding balance associated with the debt facility was $198.8 million, including $77.1 million related to the bridge facility. On October 16, 2008, we paid $37.1 million of the bridge loan and the remaining balance of $40 million was extended to February 16, 2009 subject to the requirement that a revised operating plan be submitted to the bank syndicate by November 14, 2008. On December 10, 2008, the bank syndicate notified us that the revised operating plan is satisfactory, thereby confirming that the remaining outstanding balance on the bridge loan is due on February 16, 2009. Also, on December 10, 2008, we received a written amendment to the credit facility from the bank syndicate waiving (for up to $20,000,000 of net proceeds received by us by December 31, 2008) the requirement that the proceeds of this offering be used for paying down the bridge loan or term loan. If the market prices for the metals we produce decline or we fail to control our production or development costs for a sustained period of time, our ability to service our debt obligations associated with this transaction may be adversely affected.

The following table sets forth the average daily closing prices of the following metals for the years ended December 31, 1995 and 2001 through 2007, and for the nine months ended September 30, 2008.

	September 30, 2008	December 31,
		2007	2006	2005	2004	2003	2002	2001	1995
Silver (1) (per oz.)	$16.63	$13.39	$11.57	$7.31	$6.66	$4.88	$4.60	$4.37	$5.20
Gold (2) (per oz.)	$897.13	$696.66	$604.34	$444.45	$409.21	$363.51	$309.97	$272.00	$384.16
Lead (3) (per lb.)	$1.08	$1.17	$0.58	$0.44	$0.40	$0.23	$0.21	$0.22	$0.29
Zinc (4) (per lb.)	$0.95	$1.47	$1.49	$0.63	$0.48	$0.38	$0.35	$0.40	$0.47

(1)	London Fix

(2)	London Final

(3)	London Metals Exchange — Cash

(4)	London Metals Exchange — Special High Grade — Cash

On December 9, 2008, the closing prices for silver, gold, lead and zinc were $9.83 per ounce, $767.75 per ounce, $0.4274 per pound and $0.5022 per pound, respectively.

A decline in metals prices may cause us to record write-downs, which could negatively impact our results of operations.

Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of long-Lived Assets (“SFAS 144”) establishes accounting standards for impairment of the value of long-lived assets such as mining properties. SFAS 144 requires a company to review the recoverability of the cost of its assets by estimating the future undiscounted cash flows expected to result from the use and eventual disposition of the asset. Impairment, measured by comparing an asset’s carrying value to its fair value, must be recognized when the carrying value of the asset exceeds these cash flows, and recognizing impairment write-downs could negatively impact our results of operations. Metal price estimates are a key component used in the analysis of the carrying values of our assets. If the prices of silver, gold, zinc and lead decline or we fail to control production costs or realize the mineable ore reserves at our mining properties, we may be required to recognize asset write-downs.

Base metal hedging activities could expose us to losses.

We periodically enter into hedging activities, such as forward sales contracts and commodity put and call option contracts, to manage the prices received on zinc and lead, which are base metals produced at our operations, and in an attempt to insulate our operating results from declines in prices for those metals. However, hedging our base metals may prevent us from realizing possible revenues in the event that the market price of a metal exceeds the price stated in a forward sale or call option contract. In addition, we may experience losses if a counterparty fails to purchase under a contract when the contract price exceeds the spot price of a commodity.

Our costs are subject to currency fluctuations.

Our products are sold in world markets in United States dollars, although a portion of our operating expenses are incurred in local currencies and are therefore subject to fluctuations in those currencies relative to the U.S. dollar.

Our profitability could be affected by the prices of other commodities.

Our business activities are highly dependent on the costs of commodities such as fuel, steel and cement. The recent prices for such commodities have significantly increased and have increased our costs of production and development. A material increase in costs at any of our operating properties could have a significant effect on our profitability.

The terms of our senior credit facility restrict our current and future operations, particularly our ability to respond to changes in our business or to take certain actions and that, in turn, could impair our ability to meet our obligations.

Our senior credit facility contains various restrictive covenants that limit management’s discretion in operating our business. In particular, these covenants limit our ability to, among other things:

•	incur additional debt;

•	make certain investments or pay dividends or distributions on our capital stock or purchase or redeem or retire capital stock;

•	sell assets, including capital stock of our restricted subsidiaries;

•	restrict dividends or other payments by restricted subsidiaries;

•	create liens;

•	enter into transactions with affiliates; and

•	merge or consolidate with another company.

Our senior credit facility also requires us to maintain specified financial ratios and satisfy certain financial tests. Our ability to maintain or meet such financial ratios and tests may be affected by events beyond our control, including changes in general economic and business conditions, and we cannot assure you that we will maintain or meet such ratios and tests or that the lenders under our senior credit facility will waive any failure to meet such ratios or tests.

These covenants could materially and adversely affect our ability to finance our future operations or capital needs. Furthermore, they may restrict our ability to expand, to pursue our business strategies, and otherwise to conduct our business. Our ability to comply with these covenants may be affected by circumstances and events beyond our control, such as prevailing economic conditions and changes in regulations, and we cannot assure you that we will be able to comply with them. A breach of these covenants could result in a default under our senior credit facility. If there were an event of default under our senior credit facility, the affected creditors could cause all amounts borrowed under these instruments to be due and payable immediately. Additionally, if we fail to repay indebtedness under the senior credit facility when it becomes due, the lenders under the senior credit facility could proceed against the assets which we have pledged to them as security.

The inability to meet the payment obligations of our term or bridge debt facilities when due could adversely affect our financial results or condition.

The total outstanding balance of the debt facility at September 30, 2008 was $198.8 million, comprised of $121.7 million for the term facility and $77.1 million related to the bridge facility. Scheduled debt repayments on the term facility at September 30, 2008 are $18.3 million for the remainder of 2008, $48.3 million in 2009, $43.8 million in 2010 and $11.3 million in 2011. On October 16, 2008, we paid an additional $37.1 million of the bridge loan balance, and the remaining balance of $40 million was extended to February 16, 2009, subject to the requirement that a revised operating plan be submitted to the bank syndicate by November 14, 2008, which revised operating plan was timely submitted. On December 10, 2008, the bank syndicate notified us that the revised operating plan is satisfactory, thereby confirming that the remaining outstanding balance on the bridge loan must be repaid on February 16, 2009. See Note 11 of Notes to the Condensed Consolidated Financial Statements (Unaudited) to our Form 10-Q for the period ended September 30, 2008 for further discussion of our credit facility. On December 10, 2008, we received a written amendment to the credit agreement from the bank waiving (for up to $20,000,000 of net proceeds received by us by December 31, 2008) the requirement that the proceeds of this offering be used for paying down the bridge loan or term loan. Unless payment terms are extended, however, we have significant payments due in December 2008, February 2009, March 2009, June 2009, and thereafter. We may defer some capital investment activities until we secure additional capital, if necessary, to maintain liquidity. We also may pursue additional equity issuances or financing. There can be no assurances that such financing will be available to us. Failure to meet the payment obligations of our credit facilities could cause us to be in default. If there were an event of default under our senior credit facility, the affected creditors could cause all amounts borrowed under these instruments to be due and payable immediately. Additionally, if we fail to repay indebtedness under the senior credit facility when it becomes due, the lenders under the senior credit facility could proceed against the assets which we have pledged to them as security.

We may receive a “going concern” opinion from our auditors.

Our financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. Our ability to continue as a going concern is substantially dependent on the successful execution of our efforts to defer costs and generate cash. If these efforts are not successful, our auditors may express doubt about our ability to continue as a going concern in their opinion on our financial statements as of December 31, 2008.

Continuation of recent low prices of our common stock may affect our ability in the future to pay the quarterly dividends on our 6.5% Mandatory Convertible Preferred Stock in our common stock.

Dividends on our mandatory convertible preferred stock are payable on a cumulative basis when, as, and if declared by our board of directors at an annual rate of 6.5% per share on the liquidation preference of $100 per share. We are scheduled to declare and pay quarterly dividends of $3.3 million in cash, common stock, or a combination thereof, on January 1, April 1, July 1, and October 1 of each year to, and including, January 1, 2011. On October 16, 2008, we reached an agreement with our bank syndicate to extend the remaining $40 million balance of our bridge debt facility balance, originally scheduled to mature on October 16, 2008, until February 16, 2009, subject to certain requirements (see Note 11 of Notes to the Condensed Consolidated Financial Statements (Unaudited) to our Form 10-Q for the period ended September 30, 2008 for more information on our credit facilities). One such requirement is that we must pay any dividends on our mandatory convertible preferred stock, if and when declared, in common stock until the earlier of the date on which the bridge facility is repaid in full and February 16, 2009, to the extent that payment of such dividends in common stock is permitted thereby and under applicable law. The number of shares of common stock which may be delivered in connection with a regular dividend payment is capped. There has recently been a decline in the average price of our common stock. The cap may apply if recent prices of our common stock exist during upcoming calculation periods. The price of our common stock is impacted by numerous factors and has historically been volatile, and there can be no assurance that our ability to pay the quarterly dividends on our mandatory convertible preferred stock will not be impacted by future declines in the average price of our common stock. In December 2008, we announced we will defer the declaration and payment of the dividend scheduled for January 1, 2009.

Deferral of dividends on our preferred stock may have adverse consequences.

In December 2008, we announced that we were deferring dividends scheduled for January 1, 2009 on our Series B Preferred Stock and 6.5% Mandatory Convertible Preferred Stock. Failures to pay such dividends will affect our eligibility to file Registration Statements on Form S-3 and our status as a “well-known seasoned issuer” in 2009, which may increase the expense and time associated with both the filing and effectiveness of future Registration Statements and the consummation of future financings. In the event we continue to defer dividends for six dividend periods, our holders of preferred stock will be able to elect two directors.

Our accounting and other estimates may be imprecise.

Preparing financial statements requires management to make estimates and assumptions that affect the reported amounts and related disclosure of assets, liabilities, revenue and expenses at the date of the consolidated financial statements and reporting periods. The more significant areas requiring the use of management assumptions and estimates relate to:

•	mineral reserves that are the basis for future cash flow estimates and units-of-production depreciation, depletion and amortization calculations;

•	future metals prices;

•	environmental, reclamation and closure obligations;

•	asset impairments, including long-lived assets and investments;

•	reserves for contingencies and litigation; and

•	deferred tax asset valuation allowance.

Actual results may differ materially from these estimates using different assumptions or conditions.

Our ability to recognize the benefits of deferred tax assets is dependent on future cash flows and taxable income.

We recognize the expected future tax benefit from deferred tax assets when the tax benefit is considered to be more likely than not of being realized. Otherwise, a valuation allowance is applied against deferred tax assets. Assessing the recoverability of deferred tax assets requires management to make significant estimates related to expectations of future taxable income. Estimates of future taxable income are based on forecasted cash flows from operations and the application of existing tax laws in each jurisdiction. Metal price estimates are a key component used in the determination of our ability to realize the expected future benefit of our deferred tax assets. To the extent that future cash flows and taxable income differ significantly from estimates as a result of a decline in the metals prices or other factors, our ability to realize the deferred tax assets could be impacted. Additionally, future changes in tax law could limit our ability to obtain the future tax benefits represented by our deferred tax assets. As of September 30, 2008, our current and non-current deferred tax asset balances were $10.6 million and $36.5 million, respectively. See Note 3 of Notes to Condensed Consolidated Financial Statements (Unaudited) to our Form 10-Q for the period ended September 30, 2008 for further discussion of our deferred tax assets.

Failure to comply with debt covenants could adversely affect our financial results or condition.

In September 2005, we entered into a $30.0 million revolving credit agreement that includes various covenants and other limitations related to our indebtedness and investments that require us to maintain customary measures of financial performance. The revolving credit agreement was replaced on April 16, 2008 by a restated and amended credit agreement in connection with our acquisition of the companies owning 70.3% of the Greens Creek mine, as discussed below.

Our acquisition of the companies owning 70.3% of the Greens Creek mine (see Note 14 of Notes to the Condensed Consolidated Financial Statements (Unaudited) to our Form 10-Q for the period ended September 30, 2008 for further discussion) was partially funded by a $380 million debt facility, which includes a $140 million three-year term facility and a $240 million bridge facility, which was scheduled to mature in October 2008. We utilized $220 million from the bridge facility at the time of closing the Greens Creek transaction, and the remaining $20 million available balance in September 2008. The total outstanding balance on the debt facility at September 30, 2008 was $198.8 million, including $77.1 million related to the bridge facility. On October 16, 2008, we paid an additional $37.1 million of the bridge loan balance and the remaining balance of $40 million was extended to February 16, 2009 subject to the requirement that a revised operating plan be submitted to the bank syndicate by November 14, 2008, which revised operating plan was timely submitted. On December 10, 2008, the bank syndicate notified us that the revised operating plan is satisfactory, thereby confirming that the remaining outstanding balance on the bridge loan is due on February 16, 2009. On

December 10, 2008, we received a written amendment to the credit facility from the bank syndicate waiving (for up to $20,000,000 of net proceeds received by us by December 31, 2008) from the requirement that the proceeds of this offering be used for paying down the bridge loan or term loan. The debt facility includes various covenants and other limitations related to our indebtedness and investments that require us to maintain customary measures of financial performance. Failure to comply with such provisions could adversely affect our results or financial condition and may limit our ability to obtain financing. See Note 11 of Notes to Condensed Consolidated Financial Statements (Unaudited) to our Form 10-Q for the period ended September 30, 2008 for more information on the debt facility.

Operation, Development Exploration and Acquisition Risks

Our foreign operations are subject to additional inherent risks.

We recently sold our mining operations and assets in Venezuela, but still currently conduct exploration projects in Mexico. We anticipate that we will continue to conduct significant operations in Mexico and possibly other international locations in the future. Because we conduct operations internationally, we are subject to political and economic risks such as:

•	the effects of local political, labor and economic developments and unrest;

•	significant or abrupt changes in the applicable regulatory or legal climate;

•	exchange controls and export or sale restrictions;

•	expropriation or nationalization of assets with inadequate compensation;

•	currency fluctuations and repatriation restrictions;

•	invalidation of governmental orders, permits, or agreements;

•	renegotiation or nullification of existing concessions, licenses, permits and contracts;

•	recurring tax audits and delays in processing tax credits or refunds;

•	corruption, demands for improper payments, expropriation, and uncertain legal enforcement and physical security;

•	disadvantages of competing against companies from countries that are not subject to U.S. laws and regulations;

•	fuel or other commodity shortages;

•	illegal mining;

•	laws or policies of foreign countries and the United States affecting trade, investment and taxation;

•	civil disturbances, war and terrorist actions; and

•	seizures of assets.

Consequently, our exploration, development and production activities outside of the United States may be substantially affected by factors beyond our control, any of which could materially adversely affect our financial condition or results of operations.

We may be subject to a number of unanticipated risks related to inadequate infrastructure.

Mining, processing, development and exploration activities depend, to one degree or another, on adequate infrastructure. Reliable roads, bridges, power sources and water supply are important determinants, which affect capital and operating costs. Unusual or infrequent weather phenomena, sabotage, government or other interference in the maintenance or provision of such infrastructure could adversely affect our mining operations.

We may not realize the cost savings and other benefits we currently anticipate due to challenges associated with integrating the operations, personnel and other aspects of the companies owning 70.3% of the Greens Creek mine.

Our acquisition of the companies owning 70.3% of the Greens Creek mine reflects our expectation that the transaction will result in increased metals production, earnings and cash flow. These anticipated results will depend in part on whether we can successfully integrate the acquired companies’ operations in an efficient and effective manner. This will present significant challenges to management, including integration of systems and personnel, unanticipated liabilities and increases in costs, and the potential loss of key personnel. There can be no assurance that there will be operational or other synergies realized, or that the integration of the companies’ operations, management and cultures will be timely or effectively accomplished. In addition, the integration of the companies may subject us to liabilities existing at the acquired companies, some of which may be unknown. While we have conducted due diligence on the operations of, and have participated in the Greens Creek Joint Venture with the acquired companies, there can be no guarantee that we are aware of any and all liabilities of the acquired companies. These liabilities, and any additional risks and uncertainties related to the acquisition not currently known to us or that we may currently deem immaterial, could negatively impact our business, financial condition and results of operations.

Our development of new orebodies and other capital costs may cost more and provide less return than we estimated.

Capitalized development projects may cost more and provide less return than we estimate. If we are unable to realize a return on these investments, we may incur a related asset write-down that could adversely affect our financial results or condition.

Our ability to sustain or increase our current level of production of metals partly depends on our ability to develop new orebodies and/or expand existing mining operations. Before we can begin a development project, we must first determine whether it is economically feasible to do so. This determination is based on estimates of several factors, including:

•	ore reserves;

•	expected recovery rates of metals from the ore;

•	future metals prices;

•	facility and equipment costs;

•	availability of affordable sources of power and adequacy of water supply;

•	exploration and drilling success;

•	capital and operating costs of a development project;

•	environmental considerations and permitting;

•	adequate access to the site, including competing land uses (such as agriculture and illegal mining);

•	currency exchange and repatriation risks;

•	applicable tax rates;

•	foreign currency fluctuation and inflation rates;

•	political risks and regulatory climate in the foreign countries in which we operate; and

•	availability of financing.

These estimates are based on geological and other interpretive data, which may be imprecise. As a result, actual cash operating costs and returns from a development project may differ substantially from our estimates and as such it may not be economically feasible to continue with a development project.

Our ore reserve estimates may be imprecise.

Our ore reserve figures and costs are primarily estimates and are not guarantees that we will recover the indicated quantities of these metals. You are strongly cautioned not to place undue reliance on estimates of reserves. Reserves are estimates made by our professional technical personnel, and no assurance can be given that the estimated amount of metal or the indicated level of recovery of these metals will be realized. Reserve estimation is an interpretive process based upon available data and various assumptions. Our reserve estimates, particularly those for properties that have not yet started producing, may change based on actual production experience. Further, reserves are valued based on estimates of costs and metals prices, which may not be consistent among our operating and non-operating properties. The economic value of ore reserves may be adversely affected by:

•	declines in the market price of the various metals we mine;

•	increased production or capital costs;

•	reduction in the grade or tonnage of the deposit;

•	increase in the dilution of the ore; and

•	reduced recovery rates.

Short-term operating factors relating to our ore reserves, such as the need to sequentially develop orebodies and the processing of new or different ore grades, may adversely affect our cash flow. We may use forward sales contracts and other hedging techniques to partially offset the effects of a drop in the market prices of the metals we mine. However, if the prices of metals that we produce decline substantially below the levels used to calculate reserves for an extended period, we could experience:

•	delays in new project development;

•	net losses;

•	reduced cash flow;

•	reductions in reserves; and

•	write-downs of asset values.

Efforts to expand the finite lives of our mines may not be successful, which could hinder our growth and decrease the value of our stock.

One of the risks we face is that our mines have a relatively small amount of proven and probable reserves, primarily because we have low volume, underground operations. Thus, we must continually replace depleted ore reserves. Our ability to expand or replace ore reserves depends primarily on the success of our exploration program. Mineral exploration, particularly for silver and gold, is highly speculative and expensive. It involves many risks and is often nonproductive. Even if we believe we have found a valuable mineral deposit, it may be several years before production is possible. During that time, it may become no longer feasible to produce those minerals for economic, regulatory, political or other reasons. As a result of high costs and other uncertainties, we may not be able to expand or replace our existing ore reserves as they are depleted, which would adversely affect our business and financial position in the future.

Our joint development and operating arrangements may not be successful.

It is possible we will enter into other joint venture arrangements in the future in order to share the risks and costs of developing and operating properties. In a typical joint venture arrangement, the partners own a proportionate share of the assets, are entitled to indemnification from each other and are only responsible for any future liabilities in proportion to their interest in the joint venture. If a party fails to perform its obligations under a joint venture agreement, we could incur liabilities and losses in excess of our pro-rata share of the joint venture. We make investments in exploration and development projects that may have to be written off in the event we do not proceed to a commercially viable mining operation.

We face inherent risks in acquisitions of other mining companies or properties that may adversely impact our growth strategy.

Mines have limited lives, which is an inherent risk in acquiring mining properties. We seek to expand our mineral reserves by acquiring other mining companies or properties. Although we pursue opportunities that we feel are in the best interest of our investors, these pursuits are costly and often unproductive. Inherent risks in acquisitions we may undertake in the future could adversely affect our current business and financial condition and our growth.

There is a limited supply of desirable mineral lands available in the United States and foreign countries where we would consider conducting exploration and/or production activities, and any acquisition we may undertake is subject to inherent risks. In addition to the risk associated with limited mine lives, we may not realize the value of the companies or properties that are acquired due to a possible decline in metals prices, failure to obtain permits, labor problems, changes in regulatory environment, an inability to obtain financing and other factors previously described. Acquisitions of other mining companies or properties may also expose us to new geographic, political, operating, and geological risks. In addition, we face strong competition for new properties from other mining companies, some of which have greater financial resources than we do, and we may be unable to acquire attractive new mining properties on terms that we consider acceptable.

Our business depends on good relations with our employees.

We are dependent upon the ability and experience of our executive officers, managers, employees and other personnel, including those residing outside of the U.S., and there can be no assurance that we will be able to retain all of such employees. We compete with other companies both within and outside the mining industry in connection with the recruiting and retention of qualified employees knowledgeable in mining operations. Due to the relatively small size of our management team, the loss of these persons or our inability to attract and retain additional highly skilled employees could have an adverse effect on our business and future operations.

Mining accidents or other adverse events at an operation could decrease our anticipated production.

Production may be reduced below our historical or estimated levels as a result of mining accidents; unfavorable ground conditions; work stoppages or slow-downs; lower than expected ore grades; metallurgical characteristics of the ore being less economical than anticipated; or our equipment or facilities failing to operate properly or as expected.

Our operations may be adversely affected by risks and hazards associated with the mining industry that may not be fully covered by insurance.

Our business is subject to a number of risks and hazards including:

•	environmental hazards;

•	political and country risks;

•	civil unrest or terrorism;

•	industrial accidents;

•	labor disputes or strikes;

•	unusual or unexpected geologic formations;

•	cave-ins;

•	explosive rock failures; and

•	unanticipated hydrologic conditions, including flooding and periodic interruptions due to inclement or hazardous weather conditions.

Such risks could result in:

•	personal injury or fatalities;

•	damage to or destruction of mineral properties or producing facilities;

•	environmental damage;

•	delays in exploration, development or mining;

•	monetary losses; and

•	legal liability.

We maintain insurance to protect against losses that may result from some of these risks at levels consistent with our historical experience, industry practice and circumstances surrounding each identified risk. Insurance against environmental risks is generally either unavailable or, we believe, too expensive for us, and, therefore, we do not maintain environmental insurance. Occurrence of events for which we are not insured may affect our cash flow and overall profitability.

Legal, Market and Regulatory Risks

We are currently involved in ongoing legal disputes that may materially adversely affect us.

There are several ongoing legal disputes in which we are involved. If any of these disputes results in a substantial monetary judgment against us, is settled on unfavorable terms or otherwise impacts our operations, our financial results or condition could be materially adversely affected. For example, we may ultimately incur environmental remediation costs substantially in excess of the amounts we have accrued and the plaintiffs in environmental proceedings may be awarded substantial damages, which costs and damages we may not be able to recover from our insurers.

We are required to obtain governmental and lessor approvals and permits in order to conduct mining operations.

In the ordinary course of business, mining companies are required to seek governmental and lessor approvals and permits for expansion of existing operations or for the commencement of new operations. Obtaining the necessary governmental permits is a complex, time-consuming and costly process. The duration and success of our efforts to obtain permits are contingent upon many variables not within our control. Obtaining environmental permits, including the approval of reclamation plans, may increase costs and cause delays depending on the nature of the activity to be permitted and the interpretation of applicable requirements implemented by the permitting authority. There can be no assurance that all necessary approvals and permits will be obtained and, if obtained, that the costs involved will not exceed those that we previously estimated. It is possible that the costs and delays associated with the compliance with such standards and regulations could become such that we would not proceed with the development or operation.

We face substantial governmental regulation and environmental risk.

Our business is subject to extensive U.S. and foreign, federal, state and local laws and regulations governing development, production, labor standards, occupational health, waste disposal, use of toxic substances, environmental regulations, mine safety and other matters. See “— Legal, Market and Regulatory Risks —Our environmental remediation obligations may exceed the provisions we have made” and “— Operating Development and Exploration Risks — Our foreign operations are subject to additional inherent risks.” We have been and are currently involved in lawsuits in which we have been accused of causing environmental damage or violating environmental laws, and we may be subject to similar lawsuits in the future. New legislation and regulations may be adopted at any time that result in additional operating expense, capital expenditures or restrictions and delays in the mining, production or development of our properties.

From time to time, the U.S. Congress considers proposed amendments to the General Mining Law of 1872, as amended, which governs mining claims and related activities on federal lands. There has been significant activity with respect to mining law reform in Congress during the past several years and it is not unlikely that some reform will occur. However, when it may occur and the extent of any future changes is not known and the potential impact on us as a result of U.S. Congressional action is difficult to predict. Although a majority of our existing U.S. mining operations occur on private or patented property, changes to the General Mining Law, if adopted, could adversely affect our ability to develop mineral reserves on federal lands.

Our environmental remediation obligations may exceed the provisions we have made.

We are subject to significant environmental obligations, particularly in northern Idaho. At September 30, 2008, we had accrued $119.1 million as a provision for environmental remediation, $85.3 million of which relates to our various liabilities in Idaho, and there is a significant risk that the costs of remediation could materially exceed this provision.

The titles to some of our properties may be defective or challenged.

Unpatented mining claims constitute a significant portion of our undeveloped property holdings, the validity of which could be uncertain and may be contested. Although we have conducted title reviews of our property holdings, title review does not necessarily preclude third parties from challenging our title. In accordance with mining industry practice, we do not generally obtain title opinions until we decide to develop a property. Therefore, while we have attempted to acquire satisfactory title to our undeveloped properties, some titles may be defective.

The price of our Common Stock has a history of volatility and could decline in the future.

Our Common and Preferred Stocks are listed on the New York Stock Exchange. The market price for our Common Stock has been volatile, often based on:

•	fluctuating proven and probable reserves;

•	factors unrelated to our financial performance or future prospects, such as global economic developments and market perceptions of the attractiveness of particular industries;

•	changes in metals prices, particularly gold and silver;

•	our results of operations and financial condition as reflected in our public news releases or periodic filings with the Securities and Exchange Commission;

•	foreign political and regulatory risk;

•	the success of our exploration program;

•	ability to meet production estimates;

•	environmental and legal risk;

•	the extent of analytical coverage concerning our business; and

•	the trading volume and general market interest in our securities.

The market price of our Common Stock at any given point in time may not accurately reflect our long-term value, and may prevent stockholders from realizing a profit on their investment.

Additional issuances of equity securities by us would dilute the ownership of our existing stockholders and could reduce our earnings per share.

We may issue equity in the future in connection with acquisitions, strategic transactions, cash needs or for other purposes. Any such acquisition could be material to us and could significantly increase the size and scope of our business, including our market capitalization. We also may be required to issue additional Common Stock upon the conversion of our Mandatory Convertible Preferred Stock and may pay dividends on our Mandatory Convertible Preferred Stock in shares of our Common Stock. To the extent we issue any additional equity securities, the ownership of our existing stockholders would be diluted and our earnings per shares could be reduced. We currently have an effective shelf registration statement on file with the Securities and Exchange Commission that allows us to issue up to $108.2 million in Common Stock and warrants in connection with business combination transactions. See “Shares Eligible for Future Sale.”

If a large number of shares of our Common Stock is sold in the public market, the sales could reduce the trading price of our Common Stock and impede our ability to raise future capital.

We cannot predict what effect, if any, future issuances by us of our Common Stock or other equity will have on the market price of our Common Stock. In addition, shares of our Common Stock that we issue in connection with an acquisition may not be subject to resale restrictions. We may issue substantial additional shares of Common Stock or other securities in connection with material acquisition transactions. The market price of our Common Stock could decline if certain large holders of our Common Stock, or recipients of our Common Stock in connection with an acquisition, sell all or a significant portion of their shares of Common Stock or are perceived by the market as intending to sell these shares other than in an orderly manner. In addition, these sales could also impair our ability to raise capital through the sale of additional Common Stock in the capital markets. See “Shares Eligible for Future Sale.”

Our Series B Preferred Stock has a liquidation preference of $50 per share or $7.9 million.

If we were liquidated, holders of our preferred stock would be entitled to receive approximately $7.9 million (plus any accrued and unpaid dividends) from any liquidation proceeds before holders of our Common Stock would be entitled to receive any proceeds. Our Series B Preferred Stock ranks on parity with our Mandatory Convertible Preferred Stock.

Our Mandatory Convertible Preferred Stock has a liquidation preference of $100 per share or $201.25 million.

If we were liquidated, holders of our preferred stock would be entitled to receive approximately $201.25 million (plus any accrued and unpaid dividends) from any liquidation proceeds before holders of our Common Stock would be entitled to receive any proceeds. Our Mandatory Convertible Preferred Stock ranks on parity with our Series B Preferred Stock.

The issuance of additional shares of our preferred stock or common stock in the future could adversely affect holders of Common Stock.

The market price of our Common Stock is likely to be influenced by our preferred stock. For example, the market price of our Common Stock could become more volatile and could be depressed by:

•

investors’ anticipation of the potential resale in the market of a substantial number of additional shares of our Common Stock received upon conversion of the Mandatory Convertible Preferred Stock or as dividends thereon; and

•

our failure to pay dividends on our currently outstanding Series B Preferred Stock or Mandatory Convertible Preferred Stock, which would prevent us from paying dividends to holders of our Common Stock.

In addition, our board of directors is authorized to issue additional classes or series of preferred stock without any action on the part of our stockholders. This includes the power to set the terms of any such classes or series of preferred stock that may be issued, including voting rights, dividend rights and preferences over Common Stock with respect to dividends or upon the liquidation, dissolution or winding up of the business and other terms. If we issue preferred stock in the future that has preference over our Common Stock with respect to the payment of dividends or upon liquidation, dissolution or winding up, or if we issue preferred stock with voting rights that dilute the voting power of our Common Stock, the rights of holders of the Common Stock or the market price of the Common Stock could be adversely affected.

We may not be able to pay preferred stock dividends in the future.

In July 2005, we paid outstanding dividends in arrears on our Series B Preferred Stock totaling approximately $2.3 million. Since July 2005, we have continued to pay regular quarterly dividends on our Series B Preferred Stock through the scheduled quarterly payment on October 1, 2008. The annual dividend payable on the preferred stock is currently $0.6 million. Prior to the fourth quarter of 2004, we had not declared preferred dividends since the second quarter of 2000. In December 2007, we issued 6.5% Mandatory Convertible Preferred Stock with an annual dividend of $13.1 million, each of which quarterly dividend payments has been made through the scheduled quarterly payment on October 1, 2008. In December, we announced we were deferring the dividends on our preferred stock scheduled for January 1, 2009. Failures to pay such dividends will affect our eligibility to file Registration Statements on Form S-3 and our status as a “well-known seasoned issuer” in 2009. In the event we continue to defer dividends for six dividend periods, our holders of preferred stock will be able to elect two directors. There can be no assurance that we will pay dividends in the future.

If we cannot meet the New York Stock Exchange continued listing requirements, the NYSE may delist our common stock.

Our common stock is currently listed on the NYSE. In the future, we may not be able to meet the continued listing requirements of the NYSE, which require, among other things, that the average closing price of our common stock be above $1.00 over 30 consecutive trading days. Our closing stock price on December 10, 2008 was $2.33.

If we are unable to satisfy the NYSE criteria for continued listing, our common stock would be subject to delisting. A delisting of our common stock could negatively impact us by, among other things, reducing the liquidity and market price of our common stock; reducing the number of investors willing to hold or acquire our common stock, which could negatively impact our ability to raise equity financing; decreasing the amount of news and analyst coverage for the Company; and limiting our ability to issue additional securities or obtain additional financing in the future. In addition, delisting from the NYSE might negatively impact our reputation and, as a consequence, our business.

The provisions in our certificate of incorporation, our by-laws and Delaware law could delay or deter tender offers or takeover attempts that may offer a premium for our Common Stock.

The provisions in our certificate of incorporation, our by-laws and Delaware law could make it more difficult for a third party to acquire control of us, even if that transaction would be beneficial to stockholders. These impediments include:

•	the classification of our board of directors into three classes serving staggered three-year terms, which makes it more difficult to quickly replace board members;

•	the ability of our board of directors to issue shares of preferred stock with rights as it deems appropriate without stockholder approval;

•	a provision that special meetings of our board of directors may be called only by our chief executive officer or a majority of our board of directors;

•	a provision that special meetings of stockholders may only be called pursuant to a resolution approved by a majority of our entire board of directors;

•	a prohibition against action by written consent of our stockholders;

•	a provision that our board members may only be removed for cause and by an affirmative vote of at least 80% of the outstanding voting stock;

•	a provision that our stockholders comply with advance-notice provisions to bring director nominations or other matters before meetings of our stockholders;

•

a prohibition against certain business combinations with an acquirer of 15% or more of our Common Stock for three years after such acquisition unless the stock acquisition or the business combination is approved by our board prior to the acquisition of the 15% interest, or after such acquisition our board and the holders of two-thirds of the other Common Stock approve the business combination; and

•

a prohibition against our entering into certain business combinations with interested stockholders without the affirmative vote of the holders of at least 80% of the voting power of the then outstanding shares of voting stock.

The existence of these provisions may deprive stockholders of an opportunity to sell our stock at a premium over prevailing prices. The potential inability of our stockholders to obtain a control premium could adversely affect the market price for our Common Stock.

Risks Related to the Offering

Common Stock issued pursuant to subsequent offerings or eligible for future issuance or sale may cause the Common Stock price to decline, which may negatively impact your investment.

We may issue substantial additional shares of Common Stock or other securities in connection with acquisition transactions or for other purposes, to the extent permitted by our senior credit facility. Any such acquisition could be material to us and could significantly increase the size and scope of our business. Issuances or sales of substantial amounts of additional Common Stock or the perception that such issuances or sales could occur, may cause prevailing market prices for our Common Stock to decline and could result in dilution to our stockholders. See “— Legal, Market and Regulatory Risks — Additional issuances of equity securities by us would dilute the ownership of our existing stockholders and could reduce our earnings per share” and “— If a large number of shares of our Common Stock is sold in the public market, the sales could reduce the trading price of our Common Stock and impede our ability to raise future capital.” See “Shares Eligible for Future Sale.”

We do not expect a trading market for the Warrants to develop.

The Series 1 Warrants and Series 2 Warrants will not be listed on the New York Stock Exchange and no trading market is anticipated for the Warrants. Investors may be unable to readily transfer the Warrants and may be forced to hold until exercise or termination of the applicable exercise period.

DESCRIPTION OF WARRANTS

The Series 1 Warrants to be issued in this offering represent the rights to purchase up to 7,682,927 shares of Common Stock at an initial exercise price of $2.45 per share. Each Series 1 Warrant may be exercised at any time and from time to time on or after the 181st day after the Closing Date of this offering (on or about June 9, 2009) and through and including the fifth anniversary of the 181st day after the Closing Date of this offering (on or about June 9, 2014). The Series 2 Warrants to be issued in this offering represent the rights to purchase up to 7,682,927 shares of Common Stock at an initial exercise price of $2.35 per share. Each Series 2 Warrant may be exercised at any time and from time to time on or after issuance and through and including February 28, 2009.

Exercise

Holders of the Warrants may exercise their Warrants to purchase shares of our Common Stock on or before the applicable expiration date by delivering (i) notice of exercise, appropriately completed and duly signed, and (ii) if such holder is not utilizing the cashless exercise provisions with respect to Series 1 Warrants only, payment of the exercise price for the number of shares with respect to which the Warrant is being exercised. Warrants may be exercised in whole or in part, but only for full shares of Common Stock, and any portion of a Warrant not exercised prior to the expiration date shall be and become void and of no value. We provide certain rescission and buy-in rights to a holder if we fail to deliver the shares of Common Stock underlying the Warrants by the second trading day after the date on which delivery of the stock certificate is required by the Warrant. With respect to the rescission rights, the holder has the right to rescind the exercise if stock certificates are not timely delivered. The buy-in rights apply if after the second trading day on which delivery of the stock certificate is required by the Warrant, the holder purchases (in an open market transaction or otherwise) shares of our Common Stock to deliver in satisfaction of a sale by the holder of the Warrant shares that the holder anticipated receiving from us upon exercise of the Warrant. In this event, we will:

•

pay in cash to the holder the amount equal to the excess (if any) of the buy-in price over the product of (A) such number of shares of Common Stock, times (B) the price at which the sell order giving rise to holder’s purchase obligation was executed; and

•

at the election of holder, either (A) reinstate the portion of the warrant as to such number of shares of Common Stock, or (B) deliver to the holder a certificate or certificates representing such number of shares of Common Stock.

In addition, the Series 1 Warrant holders are entitled to a “cashless exercise” option if, at any time of exercise, there is no effective registration statement registering, or no current prospectus available for, the issuance or resale of the shares of Common Stock underlying the Series 1 Warrants. This option entitles the Series 1 Warrant holders to elect to receive fewer shares of Common Stock without paying the cash exercise price. The number of shares to be issued would be determined by a formula based on the total number of shares with respect to which the Series 1 Warrant is being exercised, the volume weighted average of the prices per share of our Common Stock on the trading date immediately prior to the date of exercise and the applicable exercise price of the Series 1 Warrants.

The shares of Common Stock issuable on exercise of the Warrants will be, when issued and paid for in accordance with the Warrants, duly and validly authorized, issued and fully paid and non-assessable. We will authorize and reserve at least that number of shares of Common Stock equal to the number of shares of Common Stock issuable upon exercise of all outstanding Warrants.

Fundamental Transaction

If, at any time while the Warrants are outstanding, we (1) consolidate or merge with or into another corporation, (2) sell all or substantially all of our assets or (3) are subject to or complete a tender or exchange offer pursuant to which holders of our Common Stock are permitted to tender or exchange their shares for other securities, cash or property, (4) effect any reclassification of our Common Stock or any compulsory share exchange pursuant to which our Common Stock is converted into or exchanged for other securities, cash or property, or (5) engage in one or more transactions with another party that results in that party acquiring more than 50% of our outstanding shares of Common Stock, each, a “Fundamental Transaction,” then the holder shall have the right thereafter to receive, upon exercise of the Warrant, the same amount and kind of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of the number of Warrant shares then issuable upon exercise of the Warrant, and any additional consideration payable as part of the Fundamental Transaction. Any successor to us or surviving entity shall assume the obligations under the Warrant.

In the event of certain Fundamental Transactions, the holders of the Warrants will be entitled to receive, in lieu of our Common Stock and at the holders’ option, cash in an amount equal to the value of the remaining unexercised portion of the Warrant on the date of the transaction determined using Black Scholes option pricing model with an expected volatility equal to the greater of 100% and the 100 day historical price volatility obtained by Bloomberg L.P. as of the trading day immediately prior to the public announcement of the transaction.

Subsequent Rights Offerings

If, at any time while the Warrants are outstanding, we issue rights, options or warrants to all holders of our Common Stock entitling them to purchase our Common Stock at a price per share less than the volume weighted average price on the date of the issuance of such rights, options or warrants, then the exercise price will adjust pursuant to a volume weighted average price based ratio.

Pro Rata Distributions

If, at any time while the Warrants are outstanding, we distribute evidences of our indebtedness, assets, or rights or warrants to purchase any security other than our Common Stock to all holders of our Common Stock, then the exercise price will adjust pursuant to a volume weighted average price based ratio.

Certain Adjustments

The exercise price and the number of shares of Common Stock purchasable upon the exercise of the warrants are subject to adjustment upon the occurrence of specific events, including stock dividends, stock splits, combinations and reclassifications of our Common Stock.

Delivery of Certificates

Upon the holder’s exercise of a Warrant, we will promptly, but in no event later than three trading days after the exercise date, issue and deliver, or cause to be issued and delivered, a certificate for the shares of Common Stock issuable upon exercise of the Warrant. In addition, we will, if the holder provides the necessary information to us, issue and deliver the shares electronically through The Depository Trust Corporation through its Deposit Withdrawal Agent Commission System (DWAC) or another established clearing corporation performing similar functions.

Notice of Corporate Action

We will provide notice to holders of the warrants to provide them with the opportunity to exercise their warrants and hold Common Stock in order to participate in or vote on the following corporate events:

•

if we shall take a record of the holders of our Common Stock for the purpose of entitling them to receive a dividend or other distribution, or any right to subscribe for or purchase any shares of stock of any class or any other right;

•

any capital reorganization of our company, any reclassification or recapitalization of our capital stock or any consolidation or merger with, or any sale, transfer or other disposition of all or substantially all of our property, assets or business to, another corporation; or

•	a voluntary or involuntary dissolution, liquidation or winding up of our company.

Limitations on Exercise

The number of Warrant shares that may be acquired by any holder upon any exercise of the Warrant shall be limited to the extent necessary to insure that, following such exercise (or other issuance), the total number of shares of Common Stock then beneficially owned by such holder and its affiliates and any other persons whose beneficial ownership of common stock would be aggregated with the holder’s for purposes of Section 13(d) of the Exchange Act, does not exceed 4.99% of the total number of issued and outstanding shares of Common Stock (including for such purpose the shares of Common Stock issuable upon such exercise), or beneficial ownership limitation. The holder may elect to change this beneficial ownership limitation from 4.99% to 9.9% of the total number of issued and outstanding shares of Common Stock (including for such purpose the shares of Common Stock issuable upon such exercise) upon 61 days’ prior written notice.

Additional Provisions

The above summary of certain terms and provisions of the Warrants is qualified in its entirety by reference to the detailed provisions of the Warrants, the form of which will be filed as an exhibit to a current report on Form 8-K that is incorporated herein by reference. We are not required to issue fractional shares upon the exercise of the Warrants. No holders of the Warrants will possess any rights as a stockholder under those Warrants until the holder exercises those Warrants. The Warrants may be transferred independent of the Common Stock they were issued with, on a form of assignment, subject to all applicable laws.

USE OF PROCEEDS

We estimate that the net proceeds to us from the sale of the securities offered by this prospectus supplement and the accompanying prospectus will be approximately $20,000,000, after deducting the placement agent’s fees (excluding costs of Series 1 Warrants issued to the placement agent) and estimated offering expenses and assuming that we will sell the maximum number of Units offered hereby. In addition, if all of the Warrants offered by this prospectus supplement are exercised in full for cash (excluding the Warrants issued to the placement agent), we will receive an additional approximately $36,878,050. There can be no assurance we will sell any or all of the securities offered hereby. Because there is no minimum offering amount required as a condition to closing this offering, we may sell less than all of the securities offered hereby, which may significantly reduce the amount of proceeds received by us.

We intend to use up to $20,000,000 of the net proceeds from this offering for working capital and general corporate purposes. We intend to use any proceeds not used for working capital and general corporate purposes, together with cash on hand, cash from continuing operations, and, to the extent necessary, cash from other alternative sources, to repay our indebtedness under our bridge facility and our term facility (as described below) to the extent required. On April 16, 2008, we completed the acquisition of the companies owning 70.3% of the Greens Creek mine (see Note 14 of Notes to the Condensed Consolidated Financial Statements (Unaudited) to our Form 10-Q for the period ended September 30, 2008, our Current Report on Form 8-K filed on April 22, 2008, and our Current Report on Form 8-K filed on September 2, 2008 for further discussion). The acquisition was partially funded by a $380 million debt facility, which includes a $140 million three-year term facility and a $240 million bridge facility, which initially matured on October 16, 2008. We utilized $220 million from the bridge facility at the time of closing the Greens Creek transaction.

The total outstanding balance of the debt facility at September 30, 2008 was $198.8 million, comprised of $121.7 million for the term facility and $77.1 million related to the bridge facility. Scheduled debt repayments on the term facility at September 30, 2008 are $18.3 million for the remainder of 2008, $48.3 million in 2009, $43.8 million in 2010 and $11.3 million in 2011. On October 16, 2008, we paid an additional $37.1 million of the bridge loan balance, and the remaining balance of $40 million was extended to February 16, 2009, subject to the requirement that a revised operating plan be submitted to the bank syndicate by November 14, 2008, which revised operating plan was timely submitted. On December 10, 2008, the bank syndicate notified us that the revised operating plan is satisfactory, thereby confirming that the remaining outstanding balance on the bridge loan must be repaid on February 16, 2009. See Note 11 of Notes to the Condensed Consolidated Financial Statements (Unaudited) to our Form 10-Q for the period ended September 30, 2008 for further discussion of our credit facility. On December 10, 2008, we received a written amendment to the credit facility from the bank syndicate, waiving (for up to $20,000,000 of net proceeds received by us by December 31, 2008) from the requirement that the proceeds of this offering be used for paying down the bridge loan or term loan. We may defer some capital investment activities until we secure additional capital, if necessary, to maintain liquidity. We also may pursue additional equity issuances or financing. There can be no assurances that such financing will be available to us. Failure to meet the payment obligations of our credit facilities could cause us to be in default. If there were an event of default under our senior credit facility, the affected creditors could cause all amounts borrowed under these instruments to be due and payable immediately. Additionally, if we fail to repay indebtedness under the senior credit facility when it becomes due, the lenders under the senior credit facility could proceed against the assets which we have pledged to them as security.

MARKET PRICE OF OUR COMMON STOCK

Our Common Stock is listed on the New York Stock Exchange under the symbol “HL.” The following table sets forth, for each of the quarterly periods indicated, the range of high and low sales prices, in U.S. dollars, of our Common Stock on the New York Stock Exchange.

	High	Low
Year Ended December 31, 2005
First Quarter	$6.22	$4.98
Second Quarter	5.52	3.91
Third Quarter	4.71	3.33
Fourth Quarter	4.34	2.95

Year Ended December 31, 2006
First Quarter	$6.89	$3.93
Second Quarter	7.09	4.05
Third Quarter	6.65	4.77
Fourth Quarter	7.95	4.90

Year Ending December 31, 2007
First Quarter	$9.21	$6.36
Second Quarter	9.89	7.47
Third Quarter	9.80	6.58
Fourth Quarter	12.57	8.18

Year Ending December 31, 2008
First Quarter	$12.79	$8.05
Second Quarter	13.14	7.40
Third Quarter	10.00	4.00
Fourth Quarter (through December 9, 2008)	4.93	0.99

On December 10, 2008, the closing sale price of our Common Stock as reported on the New York Stock Exchange was $2.33 per share. On December 9, 2008, the number of our Common Stockholders of record was 6,506.

DIVIDEND POLICY

We do not pay or declare any dividends on our Common Stock under our current policy. Our credit facility currently contains provisions that restrict our payment of dividends on our Common Stock. Our Series B and 6.5% Mandatory Convertible preferred stock series rank senior to our Common Stock with respect to the payment of dividends.

SHARES ELIGIBLE FOR FUTURE SALE

Although our Common Stock is listed on the New York Stock Exchange (symbol: HL) and has a long and active trading history, future sales of substantial amounts of our Common Stock in the public market could adversely affect prevailing market prices of our Common Stock. In addition to the already outstanding shares of our Common Stock not subject to any trading restrictions and which, thus, may be traded at any time, additional or other shares of Common Stock may become eligible for trading or be traded during the course of this offering or in the near term subsequent to this offering, depending on market prices and the desires of the owners thereof, including the following: (1) In connection with the consummation of the Greens Creek transaction on April 16, 2008, we issued 4,365,000 shares to Kennecott Minerals Holding Company, which shares became eligible for sale pursuant to Rule 144 (subject to us continuing to meet the public information requirements) on or about October 16, 2008. (2) In connection with the consummation of the Independence transaction we issued 6,936,884 shares of Common Stock to Independence upon closing of such transaction, and such shares are being distributed by Independence to its shareholders. Such shares were offered by us pursuant to a registration statement on Form S-4 and, thus, are immediately eligible for resale by the shareholder recipients thereof (other than the approximately 1,115,663 shares of our Common Stock which were held by affiliates of Independence, which are subject to restrictions under Rule 145. (3) On January 18, 2008, we made a donation of 550,000 shares of our Common Stock to Hecla Charitable Foundation, which shares we believe became eligible for resale under Rule 144 (subject to us continuing to meet the public information requirements) on or about July 18, 2008. (4) On January 25, 2008, we issued 188,333 shares of Common Stock in a private placement to an accredited investor to acquire property in the Silver Valley of Northern Idaho, which shares we believe became eligible for resale under Rule 144 (subject to us continuing to meet the public information requirements) on or about July 25, 2008. (5) On February 21 2008, we issued 927,716 shares of Common Stock in a private placement to an accredited investor in connection into entering into the San Juan Silver Mining Joint Venture, which shares we believe became eligible for resale under Rule 144 (subject to us continuing to meet the public information requirements) on or about August 21, 2008. On November 4, 2008, we issued an additional 316,680 unregistered shares of our Common Stock valued at approximately $1 million to each of Emerald Mining & Leasing, LLC and Golden 8 Mining, LLC, pursuant to an amendment to such agreement entered into on October 24, 2008. Such agreement originally provided for the potential issuance of additional shares of our Common Stock valued at $2.2 million prior to the first anniversary date of such agreement. (6) Dividends on our Mandatory Convertible Preferred Stock are payable in cash, Common Stock, or a combination thereof, subject to a cap on the number of shares of our Common Stock which may be delivered in connection with a regular dividend payment. In addition, we have agreed to pay dividends, if and when declared, on our Mandatory Convertible Preferred Stock in shares of our Common Stock to the extent permitted, pursuant to an agreement with our bank syndicate on October 16, 2008 to extend the remaining $40 million balance of our bridge debt facility balance, originally scheduled to mature on October 16, 2008, until February 16, 2009 (See Note 11 of Notes to Condensed Consolidated Financial Statements (Unaudited) to our Form 10-Q for the period ended September 30, 2008 for further discussion), which will result in the issuance of up to $3.27 million of our Common Stock as valued as provided in the Certificate of Designation for the Mandatory Convertible Preferred Stock (subject to a share cap of 963,273 shares) for each regular dividend declared. We have announced that the dividend scheduled for January 1, 2009 will be deferred.

PLAN OF DISTRIBUTION

Pursuant to a placement agency agreement dated December 10, 2008, we have engaged Rodman & Renshaw, LLC to act as our exclusive placement agent in connection with an offering of our shares of Common Stock and Warrants pursuant to this prospectus supplement and accompanying prospectus. Under the terms of the placement agency agreement, the placement agent has agreed to be our exclusive placement agent, on a best efforts basis, in connection with the issuance and sale by us of our shares of Common Stock and Warrants in a proposed takedown from our shelf registration statement. The terms of any such offering will be subject to market conditions and negotiations between us, the placement agent and prospective purchasers. The placement agency agreement provides that the obligations of the placement agent are subject to certain conditions precedent, including the absence of any material adverse change in our business and the receipt of certain certificates, opinions and letters from us and our counsel. The placement agency agreement does not give rise to any commitment by the placement agent to purchase any of our shares of Common Stock and warrants, and the placement agent will have no authority to bind us by virtue of the placement agency agreement. Further, the placement agent does not guarantee that it will be able to raise new capital in any prospective offering.

We will enter into securities purchase agreements directly with investors in connection with this offering, and we will only sell to investors who have entered into securities purchase agreements.

We will deliver the shares of Common Stock being issued to the purchasers electronically upon receipt of purchaser funds for the purchase of the shares of our Common Stock and Warrants offered pursuant to this prospectus supplement. The Warrants will be issued in registered physical form. We expect to deliver the shares of our Common Stock and warrants being offered pursuant to this prospectus supplement on or about December 15, 2008.

We have agreed to pay the placement agent a total fee equal to $945,000 (excluding proceeds from exercise of the warrants). Only in the event the offering closes, we have agreed to reimburse the placement agent for its reasonable costs and expenses incurred by it in connection with this offering, in an amount not to exceed $35,000.

In addition, we agreed to issue compensation Series 1 Warrants to the placement agent to purchase 460,976 shares of our Common Stock. The compensation warrants will be substantially on the same terms as the warrants offered hereby, except that the compensation warrants will be at an exercise price of $2.56 per share and otherwise comply with the rules of the Financial Industry Regulatory Authority.

The placement agent has informed us that it will not engage in over-allotment, stabilizing transactions or syndicate covering transactions in connection with this offering.

We have agreed to indemnify the placement agent and specified other persons against some civil liabilities, including liabilities under the Securities Act and the Exchange Act, and to contribute to payments that the placement agent may be required to make in respect of such liabilities.

The placement agency agreement with Rodman & Renshaw, LLC will be included as an exhibit to a Current Report on Form 8-K that we will file with the SEC and that will be incorporated by reference into the registrations statement of which this prospectus supplement forms a part.

LEGAL MATTERS

The validity of the shares to be offered hereby is being passed upon for us by Bell, Boyd & Lloyd LLP, Chicago, Illinois. Feldman Weinstein & Smith LLP, New York, New York, will pass upon certain legal matters for Rodman  & Renshaw, LLC.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC under the Securities Act a registration statement on Form S-3. This prospectus supplement together with the related prospectus do not contain all of the information contained in the registration statement and the exhibits to the registration statement. We strongly encourage you to read carefully the registration statement and the exhibits to the registration statement.

Any statement made in this prospectus supplement or the related prospectus concerning the contents of any contract, agreement or other document is only a summary of the actual contract, agreement or other document. If we have filed any contract, agreement or other document as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved.

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy the registration statement and any other document we file at the SEC’s public reference room located at 100 F Street, NE, Room 1580, Washington D.C. 20549.

You may obtain information on the operation of the public reference room in Washington, D.C. by calling the SEC at 1-800-SEC-0330. We file information electronically with the SEC. Our SEC filings are available from the SEC’s Internet site at www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that file electronically. You may read and copy our SEC filings and other information at the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We incorporate information into this prospectus supplement by reference, which means that we disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus supplement, except to the extent superseded by information contained herein or by information contained in documents filed with the SEC after the date of this prospectus. We incorporate by reference the documents listed below that have been previously filed with the SEC:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, which we filed with the SEC on February 29, 2008;

•

our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008, June 30, 2008 and September 30, 2008, which we filed with the SEC on May 12, 2008, August 6, 2008, and November 4, 2008, respectively;

•

our Current Reports on Form 8-K and 8-K/A, which we filed with the SEC on February 1, 2008, February 19, 2008, February 26, 2008, March 6, 2008, March 27, 2008, April 4, 2008, April 22, 2008, May 12, 2008 (only with respect to Item 1.02 and Item 5.02), May 21, 2008, June 13, 2008, June 25, 2008, July 3, 2008, July 14, 2008, August 13, 2008, September 2, 2008, September 9, 2008, September 15, 2008, September 24, 2008, October 2, 2008, October 8, 2008, October 16, 2008, October 30, 2008, November 10, 2008, December 8, 2008 and December 11, 2008; and

•

all documents filed by us in accordance with Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus supplement and before the termination of an offering under this prospectus supplement, other than documents or information deemed furnished and not filed in accordance with SEC rules.

We do not incorporate by reference documents or information furnished to, but not filed with, the SEC.

We will provide a copy of the documents we incorporate by reference, at no cost, to any person who receives this prospectus supplement. To request a copy of any or all of these documents, you should write or telephone us at: Investor Relations, Hecla Mining Company, 6500 North Mineral Drive, Suite 200, Coeur d’Alene, Idaho 83815, (208) 769-4100.

P R O S P E C T U S

Hecla Mining Company

Common Stock

Preferred Stock

Warrants

Debt Securities

We may offer and sell from time to time, in one or more offerings, shares of our common stock, preferred stock, warrants, and debt securities.

This prospectus describes some of the general terms that may apply to these securities. The specific terms of any securities to be offered will be described in a supplement to this prospectus. A prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you make your investment decision.

This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

We may offer and sell these securities through one or more underwriters, dealers and agents, underwriting syndicates managed or co-managed by one or more underwriters, or directly to purchasers, on a continuous or delayed basis.

The prospectus supplement for each offering of securities will describe the plan of distribution for that offering. Our common stock is listed on the New York Stock Exchange under the trading symbol “HL”. The prospectus supplement will indicate if the securities offered thereby will be listed on any securities exchange.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or the accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 7, 2007.

You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information provided in this prospectus, any prospectus supplement, the documents incorporated by reference or any other offering material is accurate as of any date other than the date on the front of those documents, as applicable.

PROSPECTUS

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process. Under this shelf process, we may, from time to time, sell common stock, preferred stock, warrants, and debt securities as described in this prospectus, in one or more offerings.

This prospectus may not be used to sell securities unless accompanied by a prospectus supplement. This prospectus provides you with a general description of the common stock and other securities that we may offer. Each time we sell common stock or other securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering, including the specific amounts, prices and terms of the common stock or other securities offered. The prospectus supplements may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information” and “Incorporation of Certain Documents By Reference.”

This prospectus and any accompanying prospectus supplement do not contain all of the information included in the registration statement as permitted by the rules and regulations of the SEC. For further information, we refer you to the registration statement on Form S-3, including its exhibits. We are subject to the informational requirements of the Securities Exchange Act of 1934 and, therefore, file reports and other information with the SEC. Our file number with the SEC is 1-8491. Statements contained in this prospectus and any accompanying prospectus supplement or other offering material about the provisions or contents of any agreement or other document are only summaries. If SEC rules require that any agreement or document be filed as an exhibit to the registration statement, you should refer to that agreement or document for its complete contents.

Unless otherwise stated or the context otherwise requires, references in this prospectus to “Hecla,” “we,” “our” or “us” refer to Hecla Mining Company and its subsidiaries.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

You should not assume that the information provided in this prospectus, any prospectus supplement or any other offering material is accurate as of any date other than the date on the front of those documents, as applicable. Our business, financial condition, results of operations and prospects may have changed since that date.

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements included in this prospectus and the other public filings incorporated by reference herein constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are statements of expectations, beliefs, plans, objectives, assumptions or future events or performance. Words or phrases such as “may,” “will,” “could,” “anticipate,” “believe,” “should,” “estimate,” “expect,” “intend,” “plan,” “predict,” “project,” “will likely result,” “will continue,” or similar expressions identify forward-looking statements.

Forward-looking statements are not guarantees of future performance and involve risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed. Our expectations, beliefs and projections are expressed in good faith and are believed by us to have a reasonable basis including, without limitation, management’s examination of historical operating trends, data contained in records and other data available from third parties, but there can be no assurance that our expectations, beliefs or projections will be achieved or accomplished.

In addition to other factors and matters discussed elsewhere in this prospectus or incorporated by reference, some important factors that could cause our actual results or outcomes to differ materially from those discussed in forward-looking statements include:

•	metals prices and price volatility;

•	amount of metals production;

•	costs of production;

•	mining risks and hazards;

•	risks inherent in foreign operations;

•	remediation, reclamation, and environmental costs;

•	the results or settlements of pending litigation;

•	cash flow;

•	currency fluctuations and currency exchange regulations;

•	reserve estimates;

•	project development risks;

•	changes in, and compliance with, environmental laws and policies;

•	financial or regulatory accounting principles or policies imposed by governing bodies;

•	our ability to obtain financing for working capital, construction costs and the repayment of any future maturing debt;

•	capital market conditions, including interest rate fluctuations and capital availability;

•	new federal, state and local laws that could have adverse effects on operating results;

•	legal and regulatory proceedings and issues;

•	the impact of any acquisitions or dispositions of operations, assets, entities, or mining properties;

•	employee workforce factors, including strikes, work stoppages and the loss of key executives; and

•	general political, economic and financial market conditions.

Any forward-looking statement speaks only as of the date on which such statement is made, and, except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time and it is not possible for management to predict all such factors, nor can it assess the impact of any such factor on the business or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement.

HECLA MINING COMPANY

Hecla Mining Company has provided precious and base metals to the U.S. economy and worldwide since its incorporation in 1891. We discover, acquire, develop, produce, and market silver, gold, lead and zinc. In doing so, we intend to manage our business activities in a safe, environmentally responsible and cost-effective manner.

We produce both metal concentrates, which we sell to custom smelters, and unrefined gold bullion bars (doré), which may be sold as doré or further refined before sale to precious metals traders. We are organized and managed into four segments that encompass our operating units and significant exploration interests:

•	The Lucky Friday unit;

•	The Greens Creek unit;

•	The La Camorra unit and various exploration activities in Venezuela; and

•	The San Sebastian unit and various exploration activities in Mexico.

The map below shows the locations of our operating units and our exploration projects, as well as our corporate offices located in Coeur d’Alene, Idaho and Vancouver, British Columbia.

Our principal executive offices are located at 6500 N. Mineral Drive, Suite 200, Coeur d’Alene, Idaho 83815-9408. Our telephone number is (208) 769-4100. Our web site address is www.hecla-mining.com.

USE OF PROCEEDS

Unless otherwise indicated in the applicable prospectus supplement, we intend to use the net proceeds of any securities sold for general corporate purposes.

RATIOS OF EARNINGS TO FIXED CHARGES AND EARNINGS TO

COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

The following table shows our ratios of earnings to fixed charges and earnings to combined fixed charges and preferred stock dividends for the periods indicated.

	Six Months Ended June 30, 2007	Year Ended December 31,
		2006	2005	2004	2003	2002
Ratio of earnings to fixed charges	51.4	51.8	(1)	(1)	(1)	5.0
Ratio of earnings to combined fixed charges and preferred stock dividends	35.6	35.6	(2)	(2)	(2)	(2)

(1)	Earnings were insufficient to cover fixed charges in the following amounts: $24.7 million in 2005, $3.3 million in 2004, and $5.9 million in 2003.
(2)	Earnings were insufficient to cover fixed charges and preferred dividends in the following amounts: $25.3 million in 2005, $24.6 million in 2004, $20.5 million in 2003, and $15.3 million in 2002.

Please refer to Exhibit 12.1 filed with the Registration Statement of which this prospectus is a part for additional information regarding the ratio of earnings to cover fixed charges and preferred dividends.

DESCRIPTION OF CAPITAL STOCK

The following summary is not complete. You should refer to the applicable provisions of our Certificate of Incorporation, as amended, and our Bylaws, as amended, and to Delaware corporate law for a complete understanding of the terms and rights of our common and preferred stock.

Common Stock

We are authorized to issue 400,000,000 shares of common stock, par value $0.25 per share, of which 120,522,487 shares of common stock were issued and outstanding as of August 31, 2007.

Subject to the rights of the holders of any outstanding shares of preferred stock, each share of common stock is entitled to:

•	one vote on all matters presented to the stockholders, with no cumulative voting rights;

•

receive such dividends as may be declared by the board of directors out of funds legally available therefor (we have no present intention of paying dividends on our common stock in the foreseeable future); and

•	in the event of our liquidation or dissolution, share ratably in any distribution of our assets.

Holders of shares of common stock do not have preemptive rights or other rights to subscribe for unissued or treasury shares or securities convertible into such shares, and no redemption or sinking fund provisions are applicable. All outstanding shares of common stock are fully paid and nonassessable.

All of our currently outstanding shares of common stock are listed on the New York Stock Exchange under the symbol “HL”.

Preferred Stock

Our certificate of incorporation, as amended, authorizes us to issue 5,000,000 shares of preferred stock, par value $0.25 per share. The preferred stock is issuable in series with such voting rights, if any, designations, powers, preferences and other rights and such qualifications, limitations and restrictions as may be determined by our board of directors or a duly authorized committee thereof, without stockholder approval. The board may fix the number of shares constituting each series and increase or decrease the number of shares of any series.

As of August 31, 2007, there were 157,816 shares of Series B Cumulative Convertible Preferred Stock issued and outstanding. In addition, shares of preferred stock have been designated by us as Series A Junior Participating Preferred Shares, and were previously (but no longer) reserved for issuance in connection with a stockholder rights plan (“poison pill”) that expired in 2006.

Ranking

The Series B preferred stock ranks senior to our common stock with respect to payment of dividends and amounts upon liquidation, dissolution or winding up.

While any shares of Series B preferred stock are outstanding, the affirmative vote or consent of the holders of 66 2/3% of the outstanding shares of Series B preferred stock and any other series of preferred stock ranking on a parity with the Series B preferred stock as to dividends and upon liquidation, dissolution or winding up (a “Parity Stock”), voting as a single class without regard to series, is necessary to authorize, create or issue any class or series of stock of our company that ranks senior to the Series B preferred stock as to dividends or upon liquidation, dissolution or winding up. However, we may create additional classes of Parity Stock or Junior Stock (as defined below), increase the authorized number of shares of Parity Stock or Junior Stock or issue series of Parity or Junior Stock without the consent of any holder of Series B preferred stock. See “Voting Rights.”

Dividends

Series B preferred stockholders are entitled to receive, when, as and if declared by the board of directors out of our assets legally available therefor, cumulative cash dividends at the rate per annum of $3.50 per share of Series B preferred stock. Dividends on the Series B preferred stock are payable quarterly in arrears on October 1, January 1, April 1 and July 1 of each year (and, in the case of any undeclared and unpaid dividends, at such additional times and for such interim periods, if any, as determined by the board of directors), at such annual rate. Each such dividend is payable to holders of record as they appear on our stock records at the close of business on such record dates, which shall not be more than 60 days or less than 10 days preceding the payment dates corresponding thereto, as shall be fixed by the board of directors or a duly authorized committee thereof. Dividends are cumulative from the date of the original issuance of the Series B preferred stock, whether or not in any dividend period or periods we have assets legally available for the payment of such dividends. Accumulations of dividends on shares of Series B preferred stock do not bear interest. Dividends payable on the Series B preferred stock for any period greater or less than a full dividend period are computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends payable on the Series B preferred stock for each full dividend period are computed by dividing the annual dividend rate by four.

Except as provided in the next sentence, no dividend will be declared or paid on any Parity Stock unless full cumulative dividends have been paid on the Series B preferred stock for all prior dividend periods. If cumulative dividends on the Series B preferred stock for all prior dividend periods have not been declared or paid in full, then any dividend declared on the Series B preferred stock for any dividend period and on any Parity Stock will be declared ratably in proportion to undeclared and unpaid dividends on the Series B preferred stock and such Parity Stock.

We will not (i) declare, pay or set apart funds for the payment of any dividend or other distribution with respect to any Junior Stock or (ii) redeem, purchase or otherwise acquire for consideration any Junior Stock or Parity Stock through a sinking fund or otherwise (except by conversion into, or exchange for shares of, Junior Stock, and other than a redemption or purchase or other acquisition of shares of our common stock made for purposes of our employee incentive or benefit plans), unless all undeclared and unpaid dividends with respect to the Series B preferred stock and any Parity Stock at the time such dividends are payable have been paid or funds have been set apart for payment of such dividends.

As used herein, (i) the term “dividend” does not include dividends payable solely in shares of Junior Stock on Junior Stock, or in options, warrants or rights to holders of Junior Stock to subscribe for or purchase any Junior Stock, and (ii) the term “Junior Stock” means our common stock and any other class of our capital stock now or hereafter issued and outstanding that ranks junior as to the payment of dividends or amounts payable upon liquidation, dissolution and winding up to the Series B preferred stock. There can be no assurance that dividends will be paid in the future.

Liquidation Preference

The Series B preferred stockholders are entitled to receive, in the event that we are liquidated, dissolved or wound up, whether voluntarily or involuntarily, $50.00 per share of Series B preferred stock plus an amount per share of Series B preferred stock equal to all dividends (whether or not earned or declared) undeclared and unpaid thereon to the date of final distribution to such holders (the “Liquidation Preference”), and no more. Currently, our Series B preferred stock has a liquidation preference of $50 per share, or approximately $7.9 million in the aggregate.

Until the Series B preferred stockholders have been paid the Liquidation Preference in full, no payment will be made to any holder of Junior Stock upon our liquidation, dissolution or winding up. If, upon any liquidation, dissolution or winding up, our assets, or proceeds thereof, distributable among the holders of the shares of Series B preferred stock are insufficient to pay in full the Liquidation Preference and the Liquidation Preference with respect to any other shares of Parity Stock, then such assets, or the proceeds thereof, will be distributed among the holders of shares of Series B preferred stock and any such Parity Stock ratably in accordance with the respective amounts which would be payable on such shares of Series B preferred stock and any such Parity Stock if all amounts payable thereof were paid in full. Neither a consolidation, merger or business combination of us with or into another corporation nor a sale or transfer of all or substantially all of our assets will be considered a liquidation, dissolution or winding up, voluntary or involuntary.

Voting Rights

Except as indicated below, or except as otherwise from time to time required by applicable law, the Series B preferred stockholders have no voting rights and their consent is not required for taking any corporate action. When and if the Series B preferred stockholders are entitled to vote, each holder will be entitled to one vote per share.

In the event the Company has not declared and paid six quarterly dividends on the Series B preferred stock, the Series B preferred stockholders, voting as a single class, are entitled to elect two additional directors to the board at the next annual meeting of stockholders. The Series B preferred stockholders will have the right to elect two directors (never to total more than two) at each subsequent annual meeting, until such time as all cumulative dividends have been paid in full.

The affirmative vote or consent of the holders of 66 2/3% of the outstanding shares of the Series B preferred stock, voting separately as a class, is required for any amendment of our certificate of incorporation which alters or changes the powers, preferences, privileges or rights of the Series B preferred stock so as to materially adversely affect the holders thereof. The affirmative vote or consent of the holders of shares representing 66 2/3% of the outstanding shares of the Series B preferred stock and any other series of Parity Stock, voting as a single class without regard to series, is required to authorize the creation or issue of, or reclassify any of our authorized stock into, or issue or authorize any obligation or security convertible into or evidencing a right to purchase, any additional class or series of stock ranking senior to all such series of Parity Stock. However, we may create additional classes of Parity Stock and Junior Stock, increase the number of shares of Parity Stock and Junior Stock and issue additional series of Parity Stock and Junior Stock without the consent of any holder of Series B preferred stock.

Provisions with Possible Anti-Takeover Effects

The provisions in our certificate of incorporation, as amended, our by-laws, as amended, and Delaware law could make it more difficult for a third party to acquire control of us, even if that transaction would be beneficial to stockholders. These impediments include:

•	the classification of our board of directors into three classes serving staggered three-year terms, which makes it more difficult to quickly replace board members;

•	the ability of our board of directors to issue shares of preferred stock with rights as it deems appropriate without stockholder approval;

•	a provision that special meetings of our board of directors may be called only by our chief executive officer or a majority of our board of directors;

•	a provision that special meetings of stockholders may only be called pursuant to a resolution approved by a majority of our entire board of directors;

•	a prohibition against action by written consent of our stockholders;

•	a provision that our board members may only be removed for cause and by an affirmative vote of at least 80% of the outstanding voting stock;

•	a provision that our stockholders comply with advance-notice provisions to bring director nominations or other matters before meetings of our stockholders;

•

a prohibition against certain business combinations with an acquirer of 15% or more of our common stock for three years after such acquisition unless the stock acquisition or the business combination is approved by our board prior to the acquisition of the 15% interest, or after such acquisition our board and the holders of two-thirds of the other common stock approve the business combination; and

•

a prohibition against our entering into certain business combinations with interested stockholders without the affirmative vote of the holders of at least 80% of the voting power of the then outstanding shares of voting stock.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of our debt securities, preferred stock, or common stock or units of two or more of these types of securities. Warrants may be issued independently or together with debt securities, preferred stock or common stock and may be attached to or separate from these securities. Each series of warrants will be issued under a separate warrant agreement. We will distribute a prospectus supplement with regard to each issue or series of warrants.

Warrants to Purchase Debt Securities

Each prospectus supplement for warrants to purchase debt securities will describe:

•	the title of the debt warrants;

•	the aggregate number of the debt warrants;

•	the price or prices at which the debt warrants will be issued;

•

the designation, aggregate principal amount and terms of the debt securities purchasable upon exercise of the debt warrants, and the procedures and conditions relating to the exercise of the debt warrants;

•	if applicable, the number of the warrants issued with a specified principal amount of our debt securities or each share of our preferred stock or common stock;

•	if applicable, the date on and after which the debt warrants and the related securities will be separately transferable;

•	the principal amount of and exercise price for debt securities that may be purchased upon exercise of each debt warrant;

•	the maximum or minimum number of the debt warrants which may be exercised at any time;

•	if applicable, a discussion of any material federal income tax considerations; and

•	any other material terms of the debt warrants and terms, procedures and limitations relating to the exercise of the debt warrants.

Certificates for warrants to purchase debt securities will be exchangeable for new debt warrant certificates of different denominations. Warrants may be exercised at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement.

Warrants to Purchase Preferred Stock and Common Stock

Each prospectus supplement for warrants to purchase preferred stock or common stock, will describe:

•	the title of the warrants;

•	the securities for which the warrants are exercisable;

•	the price or prices at which the warrants will be issued;

•	if applicable, the number of the warrants issued with each share of our preferred stock or common stock;

•	if applicable, the date on and after which such warrants and the related securities will be separately transferable;

•	any provisions for adjustment of the number or amount of shares of our preferred stock or common stock receivable upon exercise of the warrants or the exercise price of the warrants;

•	if applicable, a discussion of material federal income tax considerations; and

•	any other material terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

Exercise of Warrants

Each warrant will entitle the holder of the warrant to purchase the principal amount of debt securities or shares of preferred stock or common stock at the exercise price as shall in each case be set forth in, or be determinable as set forth in, the prospectus supplement relating to the warrants offered in the applicable prospectus supplement. Warrants may be exercised at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, forward the debt securities or shares of preferred stock or common stock to be purchased upon such exercise. If less than all of the warrants represented by a warrant certificate are exercised, a new warrant certificate will be issued for the remaining warrants.

Prior to the exercise of any warrants to purchase debt securities, preferred stock or common stock, holders of the warrants will not have any of the rights of holders of the debt securities, preferred stock or common stock, including:

•

in the case of warrants for the purchase of debt securities, the right to receive payments of principal of, or any premium or interest on, the debt securities purchasable upon exercise or to enforce covenants in the applicable indenture; or

•	in the case of warrants for the purchase of preferred stock or common stock, the right to vote or to receive any payments of dividends on the preferred stock or common stock purchasable upon exercise.

DESCRIPTION OF DEBT SECURITIES

The following sets forth certain general terms and provisions of the indentures under which the debt securities may be issued. Any such indentures would be between us and the trustee named therein. The particular terms of the debt securities to be sold by us, including the identity of the trustee, will be set forth in a prospectus supplement relating to such debt securities.

The debt securities will represent unsecured general obligations of the Company, unless otherwise provided in the prospectus supplement. As indicated in the applicable prospectus supplement, the debt securities will either be senior debt, senior to all future subordinated indebtedness of the Company and pari passu with other current and future unsecured, unsubordinated indebtedness of the Company or, in the alternative, subordinated debt subordinate in right of payment to current and future senior debt or pari passu with other future subordinated indebtedness of the Company. The debt securities will be issued under an indenture in the form that will be or has been filed as an exhibit to an amendment to the registration statement of which this prospectus is a part, or as an exhibit to a document filed under the Securities Exchange Act of 1934 and incorporated by reference herein, in each case subject to such amendments or supplemental indentures as are adopted from time to time. The indentures will be executed by the Company and one or more trustees. The following summary of certain provisions of the indentures does not purport to be complete and is subject to, and qualified in its entirety by, reference to all the provisions of the indentures, including the definitions therein of certain terms. Wherever particular sections or defined terms of the indentures are referred to, it is intended that such sections or defined terms shall be incorporated herein by reference.

General

Unless otherwise indicated in a prospectus supplement, the indentures under which we may issue the debt securities will have the following provisions.

The indentures will not limit the amount of debt securities that may be issued thereunder. Reference is made to the prospectus supplement of the following terms of the debt securities offered pursuant thereto: (i) designation (including whether they are senior debt or subordinated debt and whether such debt is convertible), aggregate principal amount, purchase price and denomination; (ii) the date of maturity; (iii) interest rate or rates (or method by which such rate will be determined), if any; (iv) the dates on which any such interest will be payable and the method of payment (cash or common stock); (v) the place or places where the principal of and interest, if any, on the debt securities will be payable; (vi) any redemption or sinking fund provisions; (vii) any rights of the holders of debt securities to convert the debt securities into other securities or property of the Company; (viii) the terms, if any, on which such debt securities will be subordinate to other debt of the Company; (ix) if other than the principal amount hereof, the portion of the principal amount of the debt securities that will be payable upon declaration of acceleration of the maturity thereof or provable in bankruptcy; (x) any events of default in addition to or in lieu of those described herein and remedies therefor; (xi) any trustees, authenticating or paying agents, transfer agents or registrars or any other agents with respect to the debt securities; (xii) listing (if any) on a securities exchange; (xiii) whether such debt securities will be certificated or in book-entry form; and (xiv) any other specific terms of the debt securities, including any additional events of default or covenants provided for with respect to debt securities, and any terms that may be required by or advisable under United States laws or regulations.

Debt securities may be presented for exchange, conversion or transfer in the manner, at the places and subject to the restrictions set forth in the debt securities and the prospectus supplement. The Company may charge a reasonable fee for such services, subject to the limitations provided in the indentures.

Debt securities will bear interest at a fixed rate or a floating rate. Debt securities bearing no interest or interest at a rate that, at the time of issuance, is below the prevailing market rate, will be sold at a discount below its stated principal amount. Special United States federal income tax considerations applicable to any such discounted debt securities or to any debt securities issued at par that is treated as having been issued at a discount for United States income tax purposes will be described in the relevant prospectus supplement.

The indentures will not contain any covenant or other specific provision affording protection to holders of the debt securities in the event of a highly leveraged transaction or a change in control of the Company, except to the limited extent described below under “— Consolidation, Merger and Sale of Assets.” The Company’s certificate of incorporation, as amended, also contains other provisions that may prevent or limit a change of control.

Modification and Waiver

Each indenture will provide that modifications and amendments of such indenture may be made by the Company and the applicable trustee, with the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities issued under such indenture that are affected by the modification or amendment voting as one class; provided that no such modification or amendment may, without the consent of the holder of each such debt security affected thereby, among other things: (1) reduce the amount of debt securities whose holders must consent to an amendment; (2) reduce the interest on or change the time for payment of interest on any Security; (3) reduce the Principal of or change the fixed maturity of any Security; (4) reduce the premium payable upon the redemption of any Security or change the time at which any Security may or shall be redeemed; (5) make any Security payable in money other than that stated in the Security; (6) make any change that adversely affects the right to convert any Security; or (7) make any change that adversely affects the preference or priority of the Security. Any amendment or waiver that waives, changes or eliminates any covenant or other provision of the Indenture that has expressly been included solely for the benefit of one or more particular Series, or that modifies the rights of the Holders of Securities of such Series with respect to such covenant or other provision, shall be deemed not to affect the rights under this Indenture of the Holders of Securities of any other Series.

Each indenture will provide that a supplemental indenture that changes or eliminates any covenant or other provision of such indenture that has expressly been included solely for the benefit of one or more particular series of debt securities, or that modifies the rights of the holders of such series with respect to such covenant or other provision, shall be deemed not to affect the rights under such indenture of the holders of debt securities of any other series.

The indenture in the form that will be or has been filed as an exhibit to an amendment to the registration statement of which this prospectus is a part, or as an exhibit to a document filed under the Securities Exchange Act of 1934 and incorporated by reference herein, and each supplemental indenture entered into thereunder, will provide that the Company and the applicable trustee may, without the consent of the holders of any series of debt securities issued thereunder, amend the indentures or enter into supplemental indentures for one or more of the following purposes: (1) to evidence the succession of another corporation to the Company and the assumption by any such successor of the covenants, agreements and obligations of the Company in such indenture and in the debt securities issued thereunder, (2) to cure any ambiguity, defect or inconsistency; (3) to make any change that does not adversely affect the interests of the holders of any series of debt securities issued thereunder; (4) to establish the form and terms of debt securities issued thereunder; (5) to set forth the conversion rights of any series; and (6) to set forth the provisions regarding subordination of any series.

Events of Default

Unless otherwise provided in any prospectus supplement, the following will be events of default under each indenture with respect to each series of debt securities issued thereunder: (1) the Company defaults in the payment of interest on any Security of that Series when the same becomes due and payable and such Default continues for a period of 30 days; (2) the Company defaults in the payment of the principal of any security of that series when the same becomes due and payable at maturity, upon redemption or otherwise; (3) the Company fails to comply with any of its other agreements in the securities of that series or the indenture with respect to that series and such failure continues for the period and after the notice specified in the applicable indenture; (4) the Company pursuant to or within the meaning of any bankruptcy law: (A) commences a voluntary case, (B) consents to the entry of an order for relief against it in an involuntary case, (C) consents to the appointment of a custodian of it or for all or substantially all of its property, or (D) makes a general assignment for the benefit of its creditors; (5) a court of competent jurisdiction enters an order or decree under any bankruptcy law that: (A) is for relief against the Company in an involuntary case, (B) appoints a custodian of the Company or for all or substantially all of its property, or (C) orders the liquidation of the Company, and the order or decree remains unstayed and in effect for 60 days; or (6) an Event of Default provided in the establishing Securities Resolution or supplemental indenture for that Series occurs. Any event of default with respect to particular series of debt securities under the indenture may be waived by the holders of a majority in aggregate principal amount of the outstanding debt securities of such series (voting as a class), except in each case a failure to pay principal or interest on such debt securities or a default in respect of a covenant or provision which cannot be modified or amended without the consent of each holder affected thereby.

The Company will be required to furnish to each trustee annually a statement as to its compliance with all conditions and covenants in the applicable indenture.

Each indenture will contain a provision entitling the applicable trustee to be indemnified by the holders of debt securities before proceeding to exercise any trust or power under such indenture at the request of such holders. Each indenture will provide that the holders of a majority in aggregate principal amount of the then outstanding debt securities of any series may direct the time, method and place of conducting any proceedings for any remedy available to the applicable trustee or of exercising any trust or power conferred upon the applicable trustee with respect to the debt securities of such series; provided, however, that the applicable trustee may decline to follow any such direction if, among other reasons, the applicable trustee determines in good faith that the actions or proceedings as directed may not lawfully be taken, would involve the applicable trustee in personal liability or would be unduly prejudicial to the holders of the debt securities of such series not joining in such direction. The right of a holder to institute a proceeding with respect to the applicable indenture will be subject to certain conditions precedent including, without limitation, that the holders of not less than 25% in aggregate principal amount of the debt securities of such series then outstanding under such indenture make a request upon the applicable trustee to exercise its powers under such indenture, indemnify the applicable trustee and afford the applicable trustee reasonable opportunity to act, but the holder has an absolute right to receipt of the principal of, premium, if any, and interest when due on the debt securities, to require conversion of debt securities if such indenture provides for convertibility at the option of the holder and to institute suit for the enforcement thereof.

Consolidation, Merger and Sale of Assets

Each indenture will provide that the Company may not consolidate with, merge into or sell, convey or lease all or substantially all of its assets to any person unless the Company is the surviving corporation or the successor person is a corporation organized under the laws of any domestic or Canadian jurisdiction and assumes the Company’s obligations on the debt securities issued thereunder, and under such indenture, and after giving effect thereto no event of default, and no event that, after notice or lapse of time or both, would become an event of default shall have occurred and be continuing, and that certain other conditions are met.

Certain Covenants

Payment of Securities.    The Company shall pay the principal of and interest on the securities of any series on the dates and in the manner provided in the securities of such series and the Indenture. Principal and interest shall be considered paid on the date due if the paying agent holds in accordance with the indenture by 11:00 a.m. New York time on that date money sufficient to pay all principal and interest then due and the paying agent is not prohibited from paying such money to the holders of such series on such date pursuant to the terms of this indenture. The Company shall pay interest on overdue Principal of any Series at the rate borne by the Securities of any Series; it shall pay interest on overdue Defaulted Interest at the same rate to the extent lawful.

SEC Reports.    The Company shall file with the Trustee within 15 days after it files them with the SEC copies of the annual reports and of the information, documents, and other reports which the Company is required to file with the SEC pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934. The Company will cause any quarterly and annual reports which it makes available to its stockholders to be mailed to the Holders. The Company will also comply with the other provisions of TIA § 314(a). Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute notice or constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officers’ Certificates).

Compliance Certificate.    The Company shall deliver to the Trustee, within 105 days after the end of each fiscal year of the Company, a brief certificate signed by the principal executive officer, principal financial officer or principal accounting officer of the Company, as to the signer’s knowledge of the Company’s compliance with all conditions and covenants contained in this Indenture (determined without regard to any period of grace or requirement of notice provided herein).

Notice of Certain Events.    The Company shall give prompt written notice to the Trustee and any Paying Agent with respect to any Series of (i) any Proceeding, (ii) any Default or Event of Default, (iii) any cure or waiver of any Default or Event of Default, and (iv) if and when the Securities of such Series are listed on any stock exchange.

Additional Covenants.    Any additional covenants of the Company with respect to any series of debt securities will be set forth in the prospectus supplement relating thereto.

Conversion Rights

The terms and conditions, if any, upon which the debt securities are convertible into common stock will be set forth in the applicable prospectus supplement relating thereto. Such terms will include the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders or the Company, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of redemption of such debt securities and any restrictions on conversion.

Discharge, Defeasance and Covenant Defeasance

Each indenture will provide with respect to each series of debt securities issued thereunder that the Company may terminate its obligations under such debt securities of a series and such indenture with respect to debt securities of such series when (1) either (A) all securities theretofore authenticated and delivered (other than (i) securities which have been destroyed, lost or stolen and which have been replaced or paid and (ii) securities for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation; or (B) all such securities not theretofore delivered to the trustee for cancellation (i) have become due and payable, or (ii) will become due and payable at their stated maturity within one year, or (iii) are to be called for redemption within one year under arrangements satisfactory to the trustee for the giving of notice of redemption by the trustee in the name, and at the expense, of the Company, and the Company in the case of (i), (ii), and (iii) above, has deposited or caused to be deposited with the Trustee as trust funds in trust for the purpose an amount of money or U.S. Government Obligations sufficient to pay and discharge the entire indebtedness on such Securities not theretofore delivered to the Trustee for cancellation, for Principal and interest to the date of such deposit (in the case of securities which have become due and payable) or to the stated maturity or redemption date, as the case may be; (2) the Company has paid or caused to be paid all other sums payable hereunder by the Company; and (3) the Company has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent herein provided for relating to the satisfaction and discharge of this Indenture have been complied with. Thereafter, only the Company’s obligations to compensate and indemnify the applicable trustee and its right to recover excess money held by the applicable trustee shall survive.

Applicable Law

The indentures will provide that the debt securities and the indentures will be governed by and construed in accordance with the laws of the State of New York.

PLAN OF DISTRIBUTION

The securities being offered by this prospectus may be sold by us:

•	through agents;

•	to or through underwriters;

•	through broker-dealers (acting as agent or principal);

•	directly by us to purchasers, through a specific bidding or auction process or otherwise; or

•	through a combination of any such methods of sale.

The distribution of securities may be effected from time to time in one or more transactions, including block transactions and transactions on the New York Stock Exchange or any other organized market where the securities may be traded. The securities may be sold at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to the prevailing market prices or at negotiated prices. The consideration may be cash or another form negotiated by the parties. Agents, underwriters or broker-dealers may be paid compensation for offering and selling the securities. That compensation may be in the form of discounts, concessions or commissions to be received from us or from the purchasers of the securities. Dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and compensation received by them on resale of the securities may be deemed to be underwriting discounts. If such dealers or agents were deemed to be underwriters, they may be subject to statutory liabilities under the Securities Act of 1933.

Agents may from time to time solicit offers to purchase the securities. If required, we will name in the applicable prospectus supplement any agent involved in the offer or sale of the securities and set forth any compensation payable to the agent. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment. Any agent selling the securities covered by this prospectus may be deemed to be an underwriter, as that term is defined in the Securities Act of 1933, of the securities.

If underwriters are used in a sale, securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale, or under delayed delivery contracts or other contractual commitments. Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. If an underwriter or underwriters are used in the sale of securities, an underwriting agreement will be executed with the underwriter or underwriters at the time an agreement for the sale is reached. The applicable prospectus supplement will set forth the managing underwriter or underwriters, as well as any other underwriter or underwriters, with respect to a particular underwritten offering of securities, and will set forth the terms of the transactions, including compensation of the underwriters and dealers and the public offering price, if applicable. The prospectus and prospectus supplement will be used by the underwriters to resell the securities.

If a dealer is used in the sale of the securities, we, or an underwriter will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale. To the extent required, we will set forth in the prospectus supplement the name of the dealer and the terms of the transactions.

We may directly solicit offers to purchase the securities and we may make sales of securities directly to institutional investors or others. These persons may be deemed to be underwriters within the meaning of the Securities Act of 1933 with respect to any resale of the securities. To the extent required, the prospectus supplement will describe the terms of any such sales, including the terms of any bidding or auction process, if used.

Agents, underwriters and dealers may be entitled under agreements which may be entered into with us to indemnification by us against specified liabilities, including liabilities incurred under the Securities Act of 1933, or to contribution by us to payments they may be required to make in respect of such liabilities. If required, the prospectus supplement will describe the terms and conditions of such indemnification or contribution. Some of the agents, underwriters or dealers, or their affiliates may be customers of, engage in transactions with or perform services for us or our subsidiaries in the ordinary course of business.

Under the securities laws of some states, the securities offered by this prospectus may be sold in those states only through registered or licensed brokers or dealers.

Any person participating in the distribution of common stock registered under the registration statement that includes this prospectus will be subject to applicable provisions of the Securities Exchange Act of 1934, and the applicable SEC rules and regulations, including, among others, Regulation M, which may limit the timing of purchases and sales of any of our common stock by any such person. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of our common stock to engage in market-making activities with respect to our common stock. These restrictions may affect the marketability of our common stock and the ability of any person or entity to engage in market-making activities with respect to our common stock.

Certain persons participating in an offering may engage in over-allotment, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934 that stabilize, maintain or otherwise affect the price of the offered securities. For a description of these activities, see the information under the heading “Underwriting” in the applicable prospectus supplement.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public from the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information regarding the public reference room. In addition, our common stock is listed and traded on the New York Stock Exchange. You may also inspect the information we file with the SEC at the offices of the NYSE at 20 Broad Street, New York, New York 10005. Information about us, including our SEC filings, is also available through our web site at http://www.hecla-mining.com. However, information on our web site is not incorporated into this prospectus or our other SEC filings and is not a part of this prospectus or those filings.

This prospectus is part of a registration statement filed by us with the SEC. The exhibits to our registration statement or to documents filed under the Securities Exchange Act of 1934 and incorporated by reference herein contain the full text of certain contracts and other important documents we have summarized in this prospectus. Since these summaries may not contain all the information that you may find important in deciding whether to purchase the securities we may offer, you should review the full text of these documents. The registration statement and the exhibits can be obtained from the SEC as indicated above, or from us.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with the SEC. This means that we can disclose important information to you by referring you to another filed document. Any information referred to in this way is considered part of this prospectus from the date we file that document. Any reports filed by us with the SEC after the date of this prospectus and before the date that the offering of the securities by means of this prospectus is terminated will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus. Accordingly, we incorporate by reference the following documents or information filed with the SEC:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2006, which we filed with the SEC on March 16, 2007;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2007 and June 30, 2007, which we filed with the SEC on May 9, 2007 and August 8, 2007;

•	Current Reports on Form 8-K, which we filed with the SEC on February 21, 2007 (with respect to Items 1.01 and 9.01 of Form 8-K only), March 19, 2007, and April 20, 2007;

•	The description of our capital stock contained in our Form 8-B filed with the SEC on May 6, 1983; and

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All documents filed by us in accordance with Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 on or after the date of this prospectus and before the termination of an offering under this prospectus, other than documents or information deemed furnished and not filed in accordance with SEC rules.

We will provide to each person, including any beneficial owner, to whom a copy of this prospectus has been delivered, without charge, upon the written or oral request of such person, a copy of any or all of the documents which are incorporated by reference into this prospectus, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that this prospectus incorporates. You should direct requests for such copies to:

Hecla Mining Company

6500 North Mineral Drive

Suite 200

Coeur d’Alene, Idaho 83815

Attention: Investor Relations

Telephone (208) 769-4100

LEGAL MATTERS

Unless otherwise specified in a prospectus supplement accompanying this prospectus, Bell, Boyd & Lloyd LLP, Chicago, Illinois, will pass upon certain legal matters for us in connection with the securities offered by this prospectus.

EXPERTS

The financial statements and management’s report on the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control Over Financial Reporting) incorporated in this Prospectus by reference to our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 have been so included in reliance upon the report of BDO Seidman, LLP, an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.

The financial statements of Greens Creek Joint Venture for the fiscal years ended December 31, 2004 and 2005 included in our Annual Report on Form 10-K (not presented separately) for the fiscal year ended December 31, 2006 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

10,243,902 Shares

Series 1 Warrants to Purchase 7,682,927 Shares

Series 2 Warrants to Purchase 7,682,927 Shares

Common Stock

Warrants

PROSPECTUS SUPPLEMENT

December 10, 2008